Exhibit 10.1

EXECUTION VERSION

PURCHASE AGREEMENT

by and between

X.L. AMERICA, INC.,

SEAVIEW RE HOLDINGS INC.,

AXA S.A.

and

MARPAI, INC.

dated as of August 4, 2022

for the purchase of

MAESTRO HEALTH, LLC

TABLE OF CONTENTS

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ii

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of August 4, 2022, is made and entered into by and between Marpai, Inc., a New York corporation (the “Purchaser”), and X.L. America, Inc., a Delaware corporation, and Seaview Re Holdings Inc., a Delaware corporation (X.L. America, Inc. and Seaview Re Holdings Inc. are collectively referred to herein as the “Equity Sellers”), and AXA S.A., a French société anonyme (the “Debt Seller,” and, together with the Equity Sellers, collectively, the “Sellers”). The Purchaser and the Sellers are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S E T H:

WHEREAS, the Equity Sellers own an aggregate of 100% of the issued and outstanding membership interests (which interests are represented as units, collectively, the “Units”), of Maestro Health, LLC, a Delaware limited liability company (the “Company”), which constitute, on a fully diluted basis, all of the issued and outstanding Units of the Company;

WHEREAS, the Equity Sellers desire to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser desires to purchase and acquire from the Equity Sellers, all right, title, and interest to all of the Units, in the manner and subject to the terms and conditions set forth herein;

WHEREAS, the Debt Seller desires to irrevocably transfer and assign to Purchaser, and Purchaser desires to acquire, all of Debt Seller’s rights and obligations with respect to receiving payments under the Term Loan Agreement, dated May 11, 2022, by and between the Debt Seller and the Company, in the principal amount of $59,900,000 (the “AXA Note”), on the Closing Date, and following such transfer and assignment, Purchaser shall have only the payment obligations set forth in Section 2.4 with respect to the AXA Note; and WHEREAS, the respective boards of managers or directors or other governing bodies, as applicable, of each Seller and the Purchaser have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS; CONSTRUCTION

Section 1.1         Definitions. The following terms, as used herein, have the following meanings: “Accounting Firm” has the meaning assigned to such term in Section 2.6(d).

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Law.

“Agreement” has the meaning assigned to such term in the Preamble.

“Allocation Schedule” has the meaning assigned to such term in Section 5.7(j). “Assignment Agreement” has the meaning assigned to such term in Section 7.2(b). “AXA Note” has the meaning assigned to such term in the Recitals.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of May 30, 2022.

“Balance Sheet Cash” means an amount equal to $15,790,000 US Dollars, held in the Company’s Bank Accounts plus the aggregate amount of the Transaction Bonuses.

“Bank Accounts” means, collectively, the Company’s Pacific Western Bank accounts ending in 821, 130, 233 and 924.

“Base Purchase Price” means an amount equal to $19,900,000, on the Closing Date, which shall accrue interest such that, on the Payment Date, the Base Purchase Price shall equal $22,100,000. For clarity, the Base Purchase Price shall equal $22,100,000 on the Payment Date.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the state of Delaware.

“Cash” means the aggregate amount of cash or cash equivalents (including marketable securities) on hand or held in deposit, checking, money market or other similar accounts by or for the benefit of the Company or any of its Subsidiaries, as determined in accordance with GAAP, provided that Cash shall (a) exclude the aggregate amount of checks or drafts written by the Company or any of its Subsidiaries that remain outstanding and (b) include the amount of checks and drafts received but not yet posted by the Company or any of its Subsidiaries.

“Cash Deficit” means the amount, if any, by which the Closing Cash is less than the Target Closing Cash.

“Cash Surplus” means the amount, if any, by which the Closing Cash is greater than the Target Closing Cash.

“Claim” has the meaning assigned to such term in Section 4.4(b). “Claim Notice” has the meaning assigned to such term in Section 9.6(a).

“Closing” means the consummation of the transactions contemplated by ARTICLE II of this Agreement, as set forth in ARTICLE VII of this Agreement.

“Closing Cash” means Cash as of 11:59 p.m. Central Time on the date immediately preceding the Closing Date.

“Closing Date” has the meaning assigned to such term in Section 7.1.

“Closing Date Indebtedness” means, without duplication and with respect to the Company and its Subsidiaries, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than current liabilities taken into account in the calculation of Closing Date Net Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations (other than any real estate leases); (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company or its Subsidiaries on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g), excluding any liabilities of the Company or its Subsidiaries with respect to the AXA Note.

“Closing Date Net Working Capital” means, with respect to the Company, the line items identified as Working Capital in Exhibit 1 attached hereto (excluding, for the avoidance of doubt, Closing Cash, Closing Date Indebtedness, Transaction Expenses and any assets or liabilities in respect of income Taxes), as of 11:59 p.m. Central Time on the date immediately preceding the Closing Date, in all cases, calculated in accordance with Exhibit 1 attached hereto and in accordance with GAAP; provided that, (x) in each case, such Working Capital calculations shall be prepared in accordance with the accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies (whether with regard to reserves or otherwise) that were used in connection with the preparation of the sample calculation set forth in Exhibit 1, and (y) for the avoidance of doubt, in the event of a conflict between Exhibit 1 attached hereto and GAAP, Exhibit 1 shall control.

“Closing Payment” has the meaning assigned to such term in Section 2.4(a). “Chicago Lease” has the meaning assigned to such term in Section 7.2(f)

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the United States Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder, as in effect from time to time.

“Company” has the meaning assigned to such term in the Recitals.

“Company Benefit Plan” means each Employee Benefit Plan sponsored or maintained by the Company or any of its Subsidiaries.

“Company Contracts” has the meaning assigned to such term in Section 3.13(a).

“Company Intellectual Property” means any Intellectual Property that is owned by or licensed to the Company or any of its Subsidiaries, including the Company Software.

“Company Licensed Software” means all Software (other than Company Proprietary Software) used by the Company or any of its Subsidiaries.

“Company Proprietary Software” means all Software owned by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by or filed in the name of the Company or any of its Subsidiaries.

“Company Software” means the Company Licensed Software and the Company Proprietary Software.

“Competing Activity” means the provision of self-funded employee health insurance and benefits administration, insurance enrollment, ACA compliance, consumer-directed health care account administration, clinical care management, and billing solutions to insurance brokers, insurance carriers and employers.

“Confidential Information” means any data or information of, or related to, the Company and any of its Subsidiaries (including trade secrets) that is valuable to the operation of the Company’s or any of its Subsidiaries’ business and not generally known to the public.

“Confidentiality Agreement” has the meaning assigned to such term in Section 5.2(b).

“Contract” means any written or oral contract, agreement, arrangement (excluding any regulatory tariff), note, bond, mortgage, lease, sublease, license or other agreement legally binding on a Party hereto or a subsidiary thereof.

“Control,” “Controlled” and “Controlling” mean, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Covered Matter” has the meaning assigned to such term in Section 9.1(b).

“Customers” means the ten (10) largest customers of the Company and its Subsidiaries in terms of revenues for the twelve (12)-month period ended December 31, 2021.

“Debt” has the meaning assigned to such term in Section 4.4(b).
“Debt Seller” has the meaning assigned to such term in the Preamble.
“Deductible” has the meaning assigned to such term in Section 9.5(a).

“Disclosure Schedule” means the disclosure schedule delivered by the Company to the Purchaser simultaneously with the execution of this Agreement.

“Disputed Items Notice” has the meaning assigned to such term in Section 2.7(b). “Disputed Items” has the meaning assigned to such term in Section 2.7(b).

“Employee Benefit Plan” means (a) any plan, fund, program, policy, agreement, arrangement or scheme pursuant to which a Person has sponsored, maintained or contributed to compensation or benefits (other than salary or base hourly wages) for services rendered to such Person by employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees or the dependents of any of them (whether written or oral), including sick leave, vacation pay, severance pay, salary continuation for disability, or other compensation arrangements, retirement, deferred compensation, bonus, change in control, incentive compensation, stock purchase, stock option, health (including hospitalization), medical and dental, life insurance and scholarship programs, (b) any plan, program or policy described in Section 3(3) of ERISA (as determined without regard to whether such plan, program or policy is subject to ERISA) sponsored, maintained or contributed to by such Person and (c) any agreements or other arrangements pursuant to which a Person has sponsored, maintained or contributed to benefits upon a change in control of such Person.

“Employment Agreement” means any employment contract, consulting agreement, termination or severance agreement, change of control agreement, non-compete agreement or any other agreement respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship, in respect of any current or former officer, employee, consultant or independent contractor, excluding any such agreements pursuant to which the Company may terminate the employment or services relationship upon not more than ninety (90) days’ notice and pursuant to which no severance upon termination of employment or the services relationship is due.

“End Date” has the meaning assigned to such term in Section 8.1.

“Engagement” has the meaning assigned to such term in Section 10.15(b).

“Equity Purchase Price” has the meaning assigned to such term in Section 2.2.

“Equity Sellers” has the meaning assigned to such term in the Preamble.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“Estimated Closing Cash” has the meaning assigned to such term in Section 2.3.

“Estimated Closing Cash Adjustment” means an amount (which may be positive or negative) equal to the difference between the Target Closing Cash and the Estimated Closing Cash, if any.

“Estimated Closing Date Net Working Capital” has the meaning assigned to such term in Section 2.3.

“Estimated Closing Statement” has the meaning assigned to such term in Section 2.3. “Estimated Transaction Expenses” has the meaning assigned to such term in Section 2.3. “Evaluation Period” has the meaning assigned to such term in Section 2.6(b).

“Excluded Activities” means (a) assistance business and related services, whether insurance or otherwise; (b) art, commercial property and casualty insurance risks, including commercial, personal, life and accident and health insurance and reinsurance business and related services provided by AXA’s XL division and its producers and agents with delegated authority; (c) offering and providing insurance and reinsurance, service and lifestyle protection products by the “AXA Partners” business; (d) offering and providing international insurance and reinsurance coverage for medical and health, employee benefit and pensions, including via “AXA PPP,” “AXA Global Healthcare,” “AXA Global Protect,” “Maxis,” “ALHIS,” “AXA Solutions Collectives” and any similar or related business; (e) asset and investment management, including without limitation the AXA Investment Managers, AXA Real Estate investment managers, and Architas’ businesses; and (f) liabilities managers’ business.

“Expense Overpayment” means the amount, if any, that the Estimated Transaction Expenses paid by the Purchaser at Closing pursuant to Section 2.6 exceeds the Transaction Expenses.

“Expense Underpayment” means the amount, if any, that the Estimated Transaction Expenses paid by the Purchaser at Closing pursuant to Section 2.7(b) is less than the Transaction Expenses.

“Final Closing Cash Adjustment” means an amount (which may be positive or negative) equal to the difference between the Estimated Closing Cash and the Closing Cash, if any.

“Final Closing Statement” means the Proposed Closing Statement as finally determined in accordance with Section 2.6 of this Agreement.

“Final Net Working Capital Adjustment” means an amount (which may be positive or negative) equal to:

(a)            If the Closing Date Net Working Capital is within the Target Net Working Capital Range, zero;

(b)            If the Closing Date Net Working Capital is greater than the Target Net Working Capital Maximum, an amount equal to the Net Working Capital minus the Target Net Working Capital Maximum; and

(c)            If the Closing Date Net Working Capital is less than the Target Net Working Capital Minimum, an amount equal to the Closing Date Net Working Capital minus the Target Net Working Capital Minimum.

“Final Shortfall” means the amount, if any, by which (a) the sum of (i) the Working Capital Deficit, if any, (ii) the Cash Deficit, if any, and (iii) the Expense Underpayment, if any, exceeds (b) the sum of (i) the Working Capital Surplus, if any, (ii) the Cash Surplus, if any, and (iii) the Expense Overpayment, if any.

“Final Surplus” means the amount, if any, by which (a) the sum of (i) the Working Capital Surplus, if any, (ii) the Cash Surplus, if any, and (iii) the Expense Overpayment, if any, exceeds (b) the sum of (i) the Working Capital Deficit, if any, (ii) the Cash Deficit, if any, and (iii) the Expense Underpayment, if any.

“Financial Statements” means (a) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and 2021 and the unaudited consolidated statements of income of the Company and its Subsidiaries as of such dates for the years then ended and (b) the Balance Sheet and the unaudited consolidated income statement of the Company and its Subsidiaries for the three (3)-month period ended March 31, 2022.

“Fraud” means knowing and intentional (but not constructive) common law fraud requiring a misrepresentation or concealment of a material fact by a Person in the making of the representations and warranties by such Person in Article III or in any certificate delivered pursuant to this Agreement, as applicable, with actual knowledge of such Person of a misrepresentation or concealment of such fact(s) and an intention to deceive the Person to whom such misrepresentation or concealment is made and to induce such Person to act or refrain from acting in reliance thereon, and that doing so causes that Person to which such misrepresentation or concealment is made, in reliance upon such misrepresentation or concealment without actual knowledge of the fact of such misrepresentation or concealment, to take or refrain from taking action and suffer damage as a result thereof, in each case as finally determined by a court of competent jurisdiction.

“GAAP” means United States generally accepted accounting principles, as have been historically applied by the Company and its Subsidiaries.

“Governmental Entity” means any federal, state or local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, ministry, body or commission or other governmental authority or agency, domestic or foreign.

“Indemnification Cap” has the meaning assigned to such term in Section 9.5(b). “Indemnified Party” has the meaning assigned to such term in Section 9.5(c). “Indemnifying Party” has the meaning assigned to such term in Section 9.5(c). “Insurance Policies” has the meaning assigned to such term in Section 3.16.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) Software; and (i) all other intellectual or industrial property and proprietary rights.

“IRS” means the United States Internal Revenue Service.

“Knowledge” with respect to the Company means the actual knowledge of Brandon Wood or Sharon Lanera, after reasonable due inquiry.

“Labor Laws” means all Laws and all contracts or collective bargaining agreements governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health.

“Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.

“Leased Real Property” means those parcels of real property or portions thereof which the Company or any of its Subsidiaries is the lessee as of the date of this Agreement (together with those fixtures and improvements thereon which are included in the terms of the leases therefor).

“Liability” means any and all debts, liabilities or obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

“Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” mean all mortgages, liens, pledges, security interests, charges and encumbrances of any nature whatsoever.

“Losses” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses, including reasonable attorneys’ fees, and the reasonable and documented out-of-pocket cost of enforcing any right to indemnification hereunder and the reasonable and documented out-of-pocket cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company or its Subsidiaries, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, that “Material Adverse Effect” shall not include any such effect relating to or arising from (i) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections, or any statements or other proclamations of public officials, or changes in policy related thereto, (ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof),

(a)            changes in interest, currency or exchange rates or the price of any commodity, security or market index,

(b)            changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof,

(c)            changes in the Company’s and its Subsidiaries’ industries in general (including industry consolidation) or seasonal fluctuations in the business of the Company or any of its Subsidiaries, (vi) any change in, or failure of the Company to meet, any internal or public projections, forecasts, budgets or estimates of or relating to the Company or any of its Subsidiaries for any period, including with respect to revenue, earnings, cash flow or cash position (but not the events underlying such failure to the extent such events would otherwise constitute a Material Adverse Effect under this definition), (vii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism, cyberattacks or military conflicts, whether or not pursuant to the declaration of an emergency or war, (viii) the existence, occurrence or continuation of any force majeure events, including any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague, or other outbreak of illness or public health event, any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, (ix) any actions arising from or relating to this Agreement or the Transactions, (x) the execution, announcement, performance or existence of this Agreement, the identity of the Parties hereto or any of their respective Affiliates, Representatives or financing sources, the taking or not taking of any action to the extent required by this Agreement or the pendency or contemplated consummation of the Transactions; provided, that in the case of the foregoing clauses (i), (ii), (iii), (iv), (v), (vii) and (viii), in the event that the Company and its Subsidiaries, taken as a whole, are disproportionately affected by such effect relative to other participants in the business and industries in which the Company and its Subsidiaries operate, such adverse effect may be taken into account in determining whether there has been a Material Adverse Effect to the extent such adverse effect disproportionately affects the Company and its Subsidiaries relative to such other participants.

“Measurement Date” has the meaning assigned to such term in Section 2.7(a). “Mr. Brice” has the meaning assigned to such term in Section 7.2(f).

“Non-Party Affiliates” has the meaning assigned to such term in Section 9.1(b). “Notice of Disagreement” has the meaning assigned to such term in Section 2.6(b). “Notice Period” has the meaning assigned to such term in Section 9.6(a).

“Offering” has the meaning assigned to such term in Section 2.4(b).

“Ordinary Course” means the ordinary course of business consistent with past practice of the Company and its Subsidiaries.

“Parties” and “Party” have the meaning assigned to such terms in the Preamble. “Payment Date” means April 1, 2024.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or being contested in good faith, (b) statutory Liens of landlords with respect to Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet delinquent or being contested in good faith, (d) Liens incurred in connection with (i) workers’ compensation and (ii) unemployment compensation, not yet delinquent or being contested in good faith, (e) in the case of Real Property, in addition to items (a), (b), (c) and (d), zoning, building or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use or occupancy of the affected parcel by the Company or any of its Subsidiaries, (f) Liens securing the Indebtedness of the Company and its Subsidiaries (which Liens shall be terminated upon payment in full of such Closing Date Indebtedness), (g) in the case of Intellectual Property, third party license agreements entered into in the Ordinary Course, (h) Liens incurred in connection with lease obligations of the Company or any of its Subsidiaries, (i) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, (j) attachments, appeal bonds, judgments and other similar Liens for sums individually not exceeding $250,000 arising in connection with court proceedings, (k) Liens with respect to the properties or assets of the Company or any of its Subsidiaries that do not alone or in the aggregate materially detract from the value of the property or materially detract from or interfere with the use of property in the Ordinary Course and (l) the replacement, extension or renewal of any of the foregoing.

“Person” means, any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, other entity or Governmental Entity.

“Post-Closing Period” means any taxable period beginning after the Closing Date, and the portion of any Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Period Tax Returns” has the meaning assigned to such term in Section 5.7(a).

“Pre-Closing Periods” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period that ends on and includes the Closing Date.

“Preparation Period” has the meaning assigned to such term in Section 2.6(a).

“Present Fair Salable Value” has the meaning assigned to such term in Section 4.4(b). “Prior Company Counsel” has the meaning assigned to such term in Section 10.14(a). “Proposed Closing Statement” has the meaning assigned to such term in Section 2.6(a). “Purchase Price” has the meaning assigned to such term in Section 2.2.

“Purchaser” has the meaning assigned to such term in the Preamble.

“Purchaser Ancillary Documents” means any certificate or agreement, other than this Agreement, to be executed and delivered by the Purchaser in connection with the Transactions.

“Purchaser Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Authorization), and Section 4.8 (Brokers, Finders and Investment Bankers).

“Real Property” means the Leased Real Property.

“Registered Intellectual Property” means all United States and foreign: (a) Patents and Patent applications (including provisional applications); (b) registered Trademarks, applications to register Trademarks, registered and applications to register trade dress, intent-to-use Trademark applications or other registrations or applications for Trademarks; (c) registered Copyrights and applications for Copyright registration; and (d) domain name registrations.

“Representatives” has the meaning assigned to such term in Section 5.2(a). “R&W Insurance Policy” has the meaning assigned to such term in Section 5.10. “Securities Act” has the meaning assigned to such term in Section 4.6.

“Seller” and “Sellers” have the meaning assigned to such terms in the Preamble.

“Seller Ancillary Documents” means any certificate or agreement, other than this Agreement, to be executed and delivered by the Sellers or the Company in connection with the Transactions.

“Seller Combined Tax” means (a) any Tax with respect to which the Company or its Subsidiaries has filed or will file a Tax Return with Sellers on a consolidated basis pursuant to Section 1501 of the Code, (b) any Tax payable to any state, local or foreign taxing jurisdiction in which the Company or its Subsidiaries has filed or will file a Tax Return with Sellers on an affiliated, consolidated, combined or unitary basis with respect to such Tax.

“Seller Tax Return” means (a) any Tax Returns filed on a consolidated basis pursuant to Section 1501 of the Code or otherwise on an affiliated, consolidated, combined or unitary basis for any period that includes March 1, 2018 through December 16, 2020 with respect to any Seller Combined Taxes, and (b) any Tax Returns of Sellers for any period beginning December 17, 2020 and ending on the Closing Date but only with respect to the reporting of the taxable income or loss (or items thereof) of the Company and its Subsidiaries.

“Seller Fundamental Representations” means those representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3 (Capital Stock), Section 3.10 (Legal Proceedings); and Section 3.19 (Brokers, Finders and Investment Bankers).

“Software” means all computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof.

“Solvency” has the meaning assigned to such term in Section 4.4(b).

“Solvent” has the meaning assigned to such term in Section 4.4(b).

“Specified Rate” means ten percent (10%) per annum, compounding annually, calculated on the basis of a 365-day year for the actual number of days elapsed.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means any Person of which the Company (or any other specified Person) owns, directly or indirectly, whether through a Subsidiary, a nominee arrangement or otherwise, at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise has the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.

“Supplier” means the top ten (10) suppliers of the Company and its Subsidiaries in terms of amounts paid to such Suppliers during the twelve (12)-month period ended December 31, 2021.

“Tail Policy” has the meaning assigned to such term in Section 5.6(f). “Target Closing Cash” means an amount equal to the Balance Sheet Cash.

“Target Net Working Capital Maximum” means an amount equal to negative One Million Four Hundred Eighty-Five Thousand One Hundred Twenty-Eight Dollars (-$1,485,128).

“Target Net Working Capital Minimum” means an amount equal to negative Two Million Seven Hundred Fifty-Eight Thousand Ninety-Four Dollars (-$2,758,094).

“Target Net Working Capital Range” means any amount between and including the Target Net Working Capital Minimum and Target Net Working Capital Maximum.

“Tax Benefit” means any Tax refund, Tax credit or reduction in Tax actually realized, directly or indirectly, by the Purchaser and its Affiliates (including, for all periods after the Closing Date, the Company and its Subsidiaries).

“Tax Proceeding” has the meaning assigned to such term in Section 5.7(d).

“Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns, amended returns, claims for refund, information statements and reports of every kind with respect to Taxes.

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which the Company or any of its Subsidiaries may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest, additions to tax or penalties imposed by any Governmental Entity.

“Third Party Claim” has the meaning assigned to such term in Section 9.6(a).

“Transaction Bonuses” means, collectively, the amounts due to each of Brandon Wood, Sharon Lanera, Kim Howe, Pete Murphy, Danielle Powers, and Anne Brunson, and any tax payable by the Company in respect of such payments, as a result of the consummation of the Transaction which shall be an aggregate amount equal to $1,220,350.39.

“Transaction Expenses” means, (a) with respect to the Sellers and the Company (i) any sale bonuses, stay bonuses, change of control payments, severance payments, retention payments or other similar payments paid or payable (and not otherwise irrevocably waived or forfeited) to any Person by the Company or any of its Subsidiaries or the Sellers (to the extent the Company or any of its Subsidiaries are responsible for the payment thereof) solely as a result of the consummation of the Transactions (but excluding (A) any such payment or amount the payment of which is subject to continued employment following the Closing or triggered by any post-Closing termination by the Company or any Affiliate thereof of any Person’s employment or consulting relationship and (B) any obligation in respect of the Transaction Bonuses), and (ii) any legal, accounting, financial advisory and other third party advisory or consulting fees and other expenses incurred by the Company or any of its Subsidiaries or the Sellers (to the extent the Company or any of its Subsidiaries are responsible for the payment thereof) on or prior to the Closing in connection with the Transactions, including all costs and expenses relating to the D&O Tail Policy; and (b) with respect to Purchaser, any legal, accounting, financial advisory and other third party advisory or consulting fees and other expenses incurred by Purchaser or any of its Subsidiaries on or prior to the Closing in connection with the Transactions, and all costs and expenses relating to any non-D&O Tail Policy. Notwithstanding anything to the contrary in this Agreement, each Party shall pay, and be solely responsible for, its own Transaction Expenses, and shall not be responsible for any other Party’s Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning assigned to such term in Section 5.7(g).

“Treasury Regulation” means United States Treasury Regulations promulgated under the Code.

“Unpaid Purchase Price” means, as of any given time following the Payment Date, the amount of the Purchase Price that has not been paid to the Debt Seller in accordance with Section 2.4(b).

“Working Capital Deficit” means the amount, if any, by which the Closing Date Net Working Capital is less than the Target Net Working Capital Minimum, as reflected on the Final Closing Statement.

“Working Capital Surplus” means the amount, if any, by which the Closing Date Net Working Capital is greater than the Target Net Working Capital Maximum, as reflected on the Final Closing Statement.

Section 1.2         Construction. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)            when calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in beginning the calculation of such period shall be excluded (for example, if an action is to be taken within two (2) calendar days of a triggering event and such event occurs on a Tuesday, then the action must be taken by the end of the day on Thursday) and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day;

(b)            any reference to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(c)            the provision of a Table of Contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement and all references in this Agreement to any “Article,” “Section,” “Disclosure Schedule” or “Exhibit” are to the corresponding Article, Section, Disclosure Schedule or Exhibit of or to this Agreement;

(d)            unless otherwise specified, references to any Law or other statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such Law or other statute, rule, regulation or form as amended, modified, supplemented, replaced or interpreted from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any Section of any statute, rule, regulation or form include any successor to such section;

(e)            words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole and not merely to any particular provision of this Agreement;

(f)             the word “including” and any variation thereof means “including without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(g)            all references to currency, monetary values and dollars set forth herein shall, unless otherwise indicated, mean U.S. dollars and all payments hereunder shall be made in U.S. dollars;

(h)            all references to any period of days are to the relevant number of calendar days unless otherwise specified;

(i)             each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of negotiations among the Parties (as sophisticated Persons), and consequently, this Agreement shall be interpreted without reference to any Laws to the effect that any ambiguity in a document be construed against the drafter;

(j)             all references to a document or item of information having been “made available” will be deemed to include (i) the making available of such document or item of information to the Purchaser, the Purchaser’s counsel, the Purchaser’s financial advisor or any other Representative of the Purchaser or (ii) the posting of such document or item of information in an electronic data room accessible by the Purchaser or any of its Representatives at least five (5) Business Days prior to the Closing Date; and

(k)            all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Section 1.3         Disclosure Schedule. The disclosures in the Disclosure Schedule shall be deemed to be responsive to and to qualify the representations and warranties of the Company contained in the corresponding sections in this Agreement and any other representations and warranties in this Agreement so long as the relationship between the disclosure and the other representations and warranties are reasonably apparent. The inclusion of information in the Disclosure Schedule shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to the Company.

ARTICLE II
SALE AND TRANSFER OF UNITS; PURCHASE OF AXA NOTE; CLOSING

Section 2.1         Sale of Units; Purchase of AXA Note. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, and covenants contained in this Agreement, on the Closing Date, the Purchaser shall purchase (i) the Units from the Equity Sellers, and the Equity Sellers shall sell and transfer the Units to Purchaser, free and clear of any Liens and (ii) the AXA Note from the Debt Seller, and the Debt Seller shall sell, transfer and assign all of its rights and obligations under the AXA Note to Purchaser, free and clear of any Liens.

Section 2.2         Purchase Price. The aggregate amount to be paid by the Purchaser to the Sellers (the “Purchase Price”) shall be an amount equal to (a) the Base Purchase Price, minus (b) the amount of the Closing Date Indebtedness, plus (c) the amount of the Final Closing Cash Adjustment (which may be a positive or negative amount), if any, plus (d) the amount of the Final Net Working Capital Adjustment (which may be a positive or negative amount), if any; provided, however that there shall be no duplication in any of the foregoing reductions. The portion of the Purchase Price that shall ultimately be allocated to the purchase of the Units is One Hundred Dollars ($100) (the “Equity Purchase Price”) and the remainder of the Purchase Price shall be allocated to the purchase of the AXA Note.

Section 2.3         Closing Date Statement. Not less than three (3) Business Days prior to the Closing Date, the Sellers shall, or shall cause the Company to, deliver to the Purchaser an estimated closing statement (the “Estimated Closing Statement”), on behalf and in the name of the Company, which sets forth in reasonable detail (a) the aggregate amount of the Closing Date Indebtedness and (b) the Company’s reasonable good faith calculation of (i) the estimated Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”), and the Estimated Net Working Capital Adjustment, if any, resulting therefrom, (ii) the estimated Closing Cash (the “Estimated Closing Cash”), and the Estimated Closing Cash Adjustment, if any, resulting therefrom, and (iii) the estimated Transaction Expenses (the “Estimated Transaction Expenses”). The Sellers shall cause the Company to provide the Purchaser and its Representatives with reasonable access to appropriate employees and advisors of the Company during normal business hours and access to such books and records as may be reasonably requested by them to review the information contained in the Estimated Closing Statement. The Sellers shall cause the Company to take into consideration any proposed revisions to the Estimated Closing Statement as are presented in good faith by the Purchaser. If the Company and the Purchaser are unable to resolve any dispute with respect to the Estimated Closing Statement, such dispute shall not under any circumstance delay the Closing, and the amounts set forth therein shall be calculated as set forth in the Estimated Closing Statement (as modified to reflect any revision mutually agreed upon by the Purchaser and the Company), for purposes of the Closing.

Section 2.4         Payment of Purchase Price.

(a)            Closing Payment. On the Closing Date, the Purchaser shall pay (i) to the Equity Sellers an amount in cash equal to One Hundred Dollars ($100.00), and (ii) to the Debt Seller the amount of the Estimated Closing Cash Adjustment, if any, free and clear and without deduction of any withholding Taxes, by wire transfer of immediately available funds to an account or accounts designated by the Sellers at least two (2) Business Days prior to the Closing (the “Closing Payment”).

(b)            Payment Date. On the Payment Date, Purchaser shall pay to the Debt Seller the Purchase Price less One Hundred Dollars ($100.00) (in respect of the payment made to the Equity Sellers pursuant to Section 2.4(a)(i)). If Purchaser fails to timely satisfy the payment required by the previous sentence, then following the Payment Date, any Unpaid Purchase Price shall accrue interest at the Specified Rate and shall be repaid as promptly as practicable to the Debt Seller. For the avoidance of doubt, the sole obligation of Purchaser in respect of the AXA Note and the Purchase Price shall be payment as required by this Section 2.4. Without limiting the forgoing, Purchaser shall make mandatory payments as follows:

(i)             in the event Purchaser or any of its Subsidiaries receives any proceeds through the sale of any securities in a private placement or public offering of securities (each an “Offering”), Purchaser shall pay to the Debt Seller an amount equal to thirty-five percent (35%) of the net proceeds of the Offering no later than sixty (60) days after the Offering; and (ii) notwithstanding anything to the contrary in this Agreement and without limiting the other obligations of Purchaser under this Section 2.4(b):

(A)           Purchaser shall make accumulated annual payments to the Debt Seller as provided in Exhibit 2 by no later than the year end of 2024, 2025 and 2026, respectively. Purchaser shall be obligated to pay the full amount of any remaining Unpaid Purchase Price (inclusive of any accrued interest at the Specified Rate) by no later than year end 2027.

(B)           For clarity, the amounts listed in Exhibit 2 include accumulated interest at the Specified Rate for each respective year, and any amounts actually due and payable by Purchaser prior to each date listed in Exhibit 2 shall be adjusted to reflect the interest accrued based on the number of elapsed days in each respective year at the Specified Rate if necessary such that in no event shall Purchaser be required to pay total cash consideration equal to more than the aggregate amount of the Purchase Price plus interest accrued on any Unpaid Purchase Price at the Specified Rate in accordance with this Agreement.

(c)            Payment Notice. At least 10 Business Days prior to making any payment required pursuant to Section 2.4(b), Purchase shall deliver to the Debt Seller a notice (i) stating the amount to be paid, (ii) stating the amount of Unpaid Purchase Price that will remain outstanding after making such payment and (iii) requesting that the Seller Debt designate an account to which such payment should be made.

Section 2.5         Reserved.

Section 2.6         Post-Closing Adjustment.

(a)            No later than sixty (60) days following the Closing Date (the “Preparation Period”), the Purchaser shall prepare and deliver to the Sellers the draft closing statement of the Company as of the Closing Date (the “Proposed Closing Statement”), which shall include a calculation of each of the Closing Date Net Working Capital, the Final Net Working Capital Adjustment, if any, the Closing Cash, the Final Closing Cash Adjustment, if any, the Transaction Expenses, the Expense Overpayment, if any, the Expense Underpayment, if any, the Final Surplus, if any, and the Final Shortfall, if any. The calculation of the foregoing will be prepared in accordance with GAAP and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions. The purpose of preparing the Proposed Closing Statement and determining the Closing Date Net Working Capital, Closing Cash, and Transaction Expenses pursuant to this Section 2.6 is to measure changes in Closing Date Net Working Capital, Closing Cash, and Transaction Expenses against the Estimated Closing Date Net Working Capital Range, Target Closing Cash, and Estimated Transaction Expenses, and such process is not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies (whether with regard to reserves or otherwise) for the purpose of preparing the Proposed Closing Statement or determining Closing Date Net Working Capital, and Closing Cash from those utilized by the Company in the preparation of the Estimated Closing Statement. If the Purchaser does not deliver a Proposed Closing Statement to the Seller within the Preparation Period, the Estimated Closing Statement prepared by the Seller shall be deemed to be the Final Closing Statement, and shall be final, conclusive and binding on all Parties.

(b)            The Sellers shall have sixty (60) days following the Purchaser’s delivery of the Proposed Closing Statement (the “Evaluation Period”), during which the Sellers may notify the Purchaser of any dispute or disagreement of any item contained in the Proposed Closing Statement, which notice (the “Notice of Disagreement”) shall set forth in reasonable detail the basis for such dispute or disagreement. At any time within the Evaluation Period, the Sellers shall be entitled to agree with any or all of the items set forth in the Proposed Closing Statement. For purposes of the Sellers’ evaluation of the Proposed Closing Statement, the Purchaser and the Company shall make available or provide reasonable access to the Sellers and their Representatives, upon advance notice and during normal business hours, all information, records, data and working papers created or used in connection with the preparation of the Proposed Closing Statement; and shall permit reasonable access, upon advance notice and during normal business hours, to the Company’s and its Subsidiaries’ facilities and personnel, as may be reasonably requested by the Sellers and their Representatives to analyze the Proposed Closing Statement. The Evaluation Period shall be tolled and thereby extended in respect of any delay of the Sellers’ evaluation by more than five (5) days arising out of any failure of the Purchaser or the Company to (x) timely and substantively respond to any reasonable request or (y) act in good faith in respect of the covenants contained in the foregoing sentence.

(c)            If the Sellers do not deliver a Notice of Disagreement to the Purchaser within the Evaluation Period, or notify the Purchaser of their agreement with the adjustments in the Proposed Closing Statement prior to the expiration of the Evaluation Period, the Proposed Closing Statement prepared by the Purchaser shall be deemed to be the Final Closing Statement, and shall be final, conclusive and binding on all Parties.

(d)            In the event the Purchaser and the Sellers are unable to resolve any dispute within thirty (30) days (or such longer period as the Parties shall mutually agree to in writing) after the delivery to the Purchaser of the Notice of Disagreement, such dispute and each Party’s work papers related thereto shall be submitted to a nationally recognized independent public accounting firm as shall be agreed upon by the Purchaser and the Sellers in writing (the “Accounting Firm”); provided that if the Sellers and the Purchaser are unable to agree on such nationally recognized independent public accounting firm, then each of the Purchaser and the Seller will select a nationally recognized independent public accounting firm and such selected firms will jointly select the Accounting Firm, and the Purchaser and the Sellers shall enter into a customary engagement letter with, and to the extent necessary each Party to this Agreement and its Affiliates will waive any conflicts with, the Accounting Firm at the time such dispute is submitted to the Accounting Firm and shall cooperate with the Accounting Firm in connection with its determination pursuant to this Section 2.6. The Purchaser and the Sellers shall use commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether the items in dispute that were included in the Notice of Disagreement were prepared in accordance with the terms of this Agreement, and the Accounting Firm shall determine, on such basis, whether and to what extent the Proposed Closing Statement requires adjustment. The Accounting Firm is not to make any other determinations. The Accounting Firm’s decision shall be based solely on written submissions by Sellers and Purchaser and their respective Representatives and not by independent review. The Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The fees, costs and expenses of the Accounting Firm shall be allocated between the Sellers, on the one hand, and the Purchaser, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted. For example, if the Sellers challenge the calculation of the Proposed Closing Statement by an amount of One Hundred Thousand Dollars ($100,000), but the Accounting Firm determines that the Sellers have a valid claim for only Forty Thousand Dollars ($40,000), the Purchaser (or, at its election, the Company) shall bear forty percent (40%) of the fees and expenses of the Accounting Firm and the Sellers shall bear the other sixty percent (60%) of such fees and expenses.

(e)            The Purchaser and the Sellers jointly shall revise the Proposed Closing Statement and the calculation of Closing Date Net Working Capital, the Final Net Working Capital Adjustment, if any, the Closing Cash, the Final Closing Cash Adjustment, if any, the Transaction Expenses, the Expense Overpayment, if any, the Expense Underpayment, if any, the Final Surplus, if any, and the Final Shortfall, if any, as appropriate to reflect the resolution of the Sellers’ objections (to the extent agreed upon by the Purchaser and the Seller or as determined by the Accounting Firm) and deliver it to the Sellers within ten (10) days after the resolution of such objections. Such revised Proposed Closing Statement shall be the Final Closing Statement, and shall be final, conclusive and binding on all Parties.

(f)             Adjustment to Purchase Price. Any amount to be paid pursuant to this Section 2.6 will be treated as an adjustment to the Purchase Price for all purposes.

(g)            Withholding. The Purchaser and the Company shall be entitled to withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be withheld under any applicable Laws with respect to such payment. The withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholdings were made. Notwithstanding the foregoing, the Purchaser, the Company, and the Sellers acknowledge that no withholding is anticipated and if Purchaser determines that any amount is required to be deducted and withheld with respect to any amounts payable hereunder, Purchaser shall provide Sellers with written notice of its intent to deduct and withhold as soon as is reasonably practicable, and Purchaser shall reasonably cooperate with Sellers to eliminate or reduce the basis for such deduction or withholding (including by providing Sellers with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Schedules, Sellers represent and warrant to the Purchaser that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date:

Section 3.1         Organization.

(a)            The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company’s Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Company and each of its Subsidiaries have all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted except as would not reasonably be expected to result in a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified to transact business as a foreign entity, and is in good standing in each other jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to so qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect. The Company has previously made available to the Purchaser true and complete copies of the organizational documents of the Company and each of its Subsidiaries as currently in effect.

(b)            The Sellers are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or formation.

Section 3.2         Authorization. The Sellers have all necessary organizational power and authority to execute and deliver this Agreement and each Seller Ancillary Document and to perform their obligations hereunder and thereunder and, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Sellers of this Agreement and the Seller Ancillary Documents have been duly authorized and approved by the requisite bodies, and no other governance action on the part of the Sellers is necessary to authorize the execution, delivery and performance by the Sellers of this Agreement and the Seller Ancillary Documents. This Agreement has been and, as of the Closing Date, the Seller Ancillary Documents shall be, duly executed and delivered by the Sellers and, assuming due authorization, execution and delivery hereof and thereof by the other Parties hereto and thereto, do or will, as the case may be, constitute the valid and binding agreement of the Sellers, enforceable against the Sellers in accordance with their terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 3.3         Capital Stock.

(a)            Section 3.3 of the Disclosure Schedule accurately and completely sets forth for the Company and each of its Subsidiaries, as of the date hereof, the number of Units or other equity interests of the Company and each of its Subsidiaries which are authorized and which are issued and outstanding.

(b)            The Equity Sellers are the record owners of, and have good and valid title to, the Units, free and clear of all Liens or other encumbrances. The Units constitute 100% of the total issued and outstanding membership interests in the Company. The Units have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own all of the Units, free and clear of all Liens other than Liens arising under securities Laws.

(c)            The Units were issued in compliance with all applicable Laws. The Units were not issued in violation of the organizational documents of the Company or any other agreement, arrangement, or commitment to which any Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(d)            There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Sellers or the Company to issue or sell any membership interests (including the Units), or any other interest, in the Company. Other than the organizational documents of the Company, there are no other agreements or understandings in effect with respect to the voting or transfer of any of the Units.

Section 3.4         Subsidiaries. Section 3.4 of the Disclosure Schedule lists each Subsidiary of the Company. Except as set forth on Section 3.4 of the Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding capital stock or other equity interests of each of its Subsidiaries, free and clear of all Liens other than Permitted Liens. Except as set forth in Section 3.4 of the Disclosure Schedule, none of the Company’s Subsidiaries owns, directly or indirectly, any capital stock or other equities, securities or interests in any corporation, limited liability company, partnership, joint venture or other entity.

Section 3.5         Absence of Restrictions and Conflicts.

(a)            Except as set forth in Section 3.5(a) of the Disclosure Schedule, the execution and delivery by the Sellers of this Agreement and the Seller Ancillary Documents does not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate the organizational documents of the Company or any of its Subsidiaries, as amended or supplemented, (ii) assuming that all consents, approvals, authorizations, waiting period terminations or expirations, and other actions described in Section 3.5(b) have been obtained and all filings and obligations described in Section 3.5(b) have been made, conflict with or violate any Law applicable to the Sellers, the Company or any of its Subsidiaries, or by which any material property or asset of the Company or any of its Subsidiaries, is bound or (iii) except as set forth in Section 3.5(a) of the Disclosure Schedule, require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien on any material property or material asset of the Company or any of its Subsidiaries, in all cases, pursuant to, any of the terms, conditions or provisions of any (A) Company Contract or (B) judgment, decree or order of any Governmental Entity, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective material properties or assets are bound, except, with respect to clauses (ii) and (iii), such triggering of payments, Liens, filings, notices, permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)            Except as set forth in Section 3.5(b) of the Disclosure Schedule, the execution and delivery by the Sellers of this Agreement does not, and the performance of their obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (i) prevent or materially delay consummation of the Transactions or (ii) reasonably be expected to result in a Material Adverse Effect.

Section 3.6         Real Property. Section 3.6 of the Disclosure Schedule sets forth a correct and complete list of the Leased Real Property as of the date hereof. The Real Property constitutes all of the real property currently utilized in any material respect by the Company and its Subsidiaries in the operation of their respective businesses. The Company or one of its Subsidiaries has a valid leasehold interest in the Leased Real Property, and the leases granting such interests are in full force and effect in all material respects.

Section 3.7         Title to Assets; Related Matters. Except as set forth in Section 3.7 of the Disclosure Schedule, the Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their respective personal property and assets, free and clear of all Liens other than Permitted Liens, and all equipment and other items of tangible personal property and assets of the Company and its Subsidiaries are in operating condition and capable of being used for their intended purposes (ordinary wear and tear excepted) and are usable in the Ordinary Course, except with respect to any of the foregoing as would not reasonably be expected to result in a Material Adverse Effect.

Section 3.8         Financial Statements. The Financial Statements are attached as Section 3.8(a) of the Disclosure Schedule. Except as set forth in Section 3.8(b) of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP, with the adjustments made by management of the Company or its Subsidiaries as set forth in Section 3.8(c) of the Disclosure Schedule, and each of the balance sheets included in the Financial Statements fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date of such balance sheets and each statement of income included in the Financial Statements fairly presents in all material respects the consolidated results of operations of the Company and its Subsidiaries for the periods set forth therein (subject to normal year-end adjustments and the absence of notes to such statements).

Section 3.9         Absence of Certain Changes. Since the date of the Balance Sheet, except as set forth in Section 3.9 of the Disclosure Schedule, the Company and its Subsidiaries have conducted their respective businesses in the Ordinary Course and there has not been any event or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

Section 3.10      Legal Proceedings. Except as set forth in Section 3.10 of the Disclosure Schedule, there is no suit, action, claim, arbitration or proceeding (or, to the Knowledge of the Company, investigation) pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any property of any of the Company or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect. None of the Company or any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court or arbitration panel that could reasonably be expected to result in a Material Adverse Effect.

Section 3.11      Compliance with Laws; Licenses. Except as set forth in Section 3.11 of the Disclosure Schedule, the Company and its Subsidiaries are in material compliance with all Laws applicable to the Company and its Subsidiaries as they relate to the ownership or operation of their respective businesses. Except as set forth in Section 3.11 of the Disclosure Schedule, the Company and its Subsidiaries own or possess all Licenses that are necessary to enable them to carry on their operations as presently conducted, except where the failure to own or possess such Licenses could not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Section 3.11 of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Transactions shall not adversely affect any such License, or require consent from, or notice to, any Governmental Entity with respect to such License, except as could not reasonably be expected to result in a Material Adverse Effect.

Section 3.12      Company Contracts.

(a)            Section 3.12(a) of the Disclosure Schedule sets forth a correct and complete list of the following Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof (the “Company Contracts”) (other than the Employment Agreements set forth on Section 3.22 of the Disclosure Schedule, the Employee Benefit Plans set forth on Section 3.14 of the Disclosure Schedule and insurance policies set forth on Section 3.16 of the Disclosure Schedule):

(i)             all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other Contracts evidencing or governing any material indebtedness for money borrowed by the Company or any of its Subsidiaries;

(ii)           all leases relating to the Leased Real Property;

(iii)          all Contracts that limit or restrict, in any material respect, the Company or any of its Subsidiaries from engaging in any business in any jurisdiction;

(iv)          all written Contracts (other than any work orders, purchase orders, invoices and similar documents issued thereunder) for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company or any of its Subsidiaries of an amount in excess of $250,000, individually, except any capital expenditures included in the Company’s annual budget;

(v)            all Contracts granting to any Person (other than the Company or any of its Subsidiaries) an option or a first refusal, first-offer or similar preferential right to purchase or acquire any material assets of the Company or its Subsidiaries;

(vi)          all Contracts entered into since December 31, 2020 involving the sale or purchase of substantially all of the assets or capital stock of any Person other than in the Ordinary Course, or a merger, consolidation, business combination or similar extraordinary transaction;

(vii)        Contracts (other than any work orders, purchase orders, invoices and similar documents issued thereunder) for the provision of goods or services by the Company or any of its Subsidiaries to the Customers that individually exceed $250,000 in the past twelve (12) months;

(viii)      all Contracts to which the Company or any of its Subsidiaries is a party pursuant to which a third party has licensed or transferred any material Intellectual Property to the Company or any of its Subsidiaries, excluding off the shelf Software licensed by the Company or any of its Subsidiaries; and (ix) all exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial Contracts, or any other interest rate or foreign currency protection Contract having a notional amount that exceeds $250,000.

(b)            Correct and complete copies of all Company Contracts, including all amendments, modifications, and supplements thereof (other than any work orders, purchase orders, invoices and similar documents issued thereunder), have been made available to the Purchaser. Each Company Contract is valid, binding and enforceable in all material respects in accordance with its terms with respect to the Company or any of its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party to such Company Contract. Except as set forth in Section 3.12(b) of the Disclosure Schedule, to the Knowledge of the Company, there is no existing material default or material breach (i) by the Company or any of its Subsidiaries, as applicable, under any Company Contract or (ii) by any other party to any Company Contract described in Section 3.12(a) hereof.

Section 3.13      Tax Returns; Taxes.

(a)            Except as set forth on Section 3.13(a) of the Disclosure Schedule, all material Tax Returns required to be filed by the Company and its Subsidiaries have been timely and properly filed (taking into account extensions of time to file), all such Tax Returns are true, correct and complete in all material respects, and all material Taxes shown or otherwise due have been paid. All Seller Tax Returns have been timely and properly filed (taking into account extensions of time to file), all such Tax Returns are true, correct and complete in all material respects, and all material Taxes shown or otherwise due have been paid. In the case of Taxes not yet due, the Company has provided adequate accruals in the Balance Sheet or, in the case of Taxes that relate to a Tax Return of the Company or its Subsidiaries, accruing after the date of the Balance Sheet, on its books or accounts. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. The Company and its Subsidiaries have at all times complied with all applicable Laws relating to the payment, withholding, deduction, collection and remittance of Taxes.

(b)            Except as set forth in Section 3.13(b) of the Disclosure Schedule, no audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination. Neither the Company nor any of its Subsidiaries is a party to or bound by any closing or other agreement or ruling with any Governmental Entity with respect to Taxes. There are no matters relating to Taxes under discussion (including in connection with any pending or anticipated voluntary disclosure agreements) between any Governmental Entity and the Company or any of its Subsidiaries.

(c)            There are no Liens, other than Permitted Liens, relating to Taxes existing, threatened or pending with respect to any asset of the Company or any of its Subsidiaries.

(d)            The Company and each of its Subsidiaries has timely withheld or collected all material Taxes required to be withheld or collected, and all such Taxes have been timely paid over to the appropriate Tax authority.

(e)            Except as set forth in Section 3.13(e) of the Disclosure Schedule, no written request for information related to Taxes has been received from any taxing authority, and, to the Company’s Knowledge, no claim has been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it was, is or may be, subject to taxation by that jurisdiction.

(f)             There is no Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries. All deficiencies proposed or asserted, and all assessments made, if any, have been fully paid, and there are no other claims or assessments pending or threatened against the Company or any of its Subsidiaries in respect of Taxes. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of its Subsidiaries for any taxable period ending on or prior to the Closing Date.

(g)            The Company has delivered to Purchaser correct and complete copies of all income, sales and use, value added, and other Tax Returns filed by the Company and each of its Subsidiaries for all taxable periods remaining open under the applicable statute of limitations, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of Taxes of the Company or any of its Subsidiaries. No power of attorney with respect to Taxes has been granted with respect to the Company or any of its Subsidiaries.

(h)            Since March 1, 2018 and continuing through December 16, 2020, other than the Affiliated Group in which AXA U.S. Holdings Inc., X.L. America, Inc., the Company and any other member of such group are included, neither the Company nor any of its Subsidiaries is or has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or similar group defined under any similar provision of state or local Law) filing a consolidated Tax Return for any taxable period, and, since March 1, 2018 and continuing through December 16, 2020, other than the Affiliated Group in which AXA U.S. Holdings Inc., X.L. America, Inc., the Company and any other member of group are included, neither the Company nor any of its Subsidiaries has any liability or obligation for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any state or local law), as a transferee or successor, by agreement or otherwise.

(i)             The Company will not, as a result of the Transactions, be obligated to make a payment to an individual or individuals that would be nondeductible by reason of Section 280G or Section 4999 of the Code (or any similar provision of state, local or foreign Law).

(j)             To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is, or has ever been, (A) a party to, or a promoter of, a “reportable transaction” or a “listed transaction” within the meaning of Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b\

(k)            At all times since December 17, 2020 the Company was treated as a partnership for U.S. federal income tax purposes. The Company has made a duly election under Section 301.7701-3(c) Code and is, and has always been in full compliance under the Law with respect to its election to be treated as a partnership. Neither the Company nor any of its Subsidiaries has any liability for Taxes as a result of the conversion of the Company from a ‘C’ corporation to a partnership.

(l)             [Reserved]

(m)          The Company and each of its Subsidiaries have collected, remitted and reported to the appropriate Tax authority all sales, use, value added, excise and similar Taxes required to be so collected, remitted or reported pursuant to all applicable Tax Laws. The Company and each of its Subsidiaries have complied in all respects with all applicable Laws relating to record retention (including to the extent necessary to claim any exemption from Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).

(n)           The Company has (A) not deferred, extended or delayed the payment of the employer’s share of any “applicable employment Taxes” under Section 2302 of the CARES Act or in connection with the Payroll Tax Executive Order, (B) properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301 of the CARES Act, or (C) not sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(o)            The Debt Seller has treated the AXA Note as debt for tax purposes and has never treated it as equity for all purposes. The Debt Seller’s tax basis in the AXA Note is in excess of the Purchase Price of the AXA Note.

Section 3.14      Company Benefit Plans.

(a)            Section 3.15(a) of the Disclosure Schedule contains a complete and correct list of all material Company Benefit Plans. The Sellers have made available to the Purchaser, with respect to all such material Company Benefit Plans true, complete and correct copies of the following, to the extent material and applicable: all plan documents; the most recent summary plan descriptions and any subsequent summaries of material modifications; and Forms 5500 series as filed with the IRS for the most recent plan year for any Company Benefit Plan to which such reporting requirements apply.

(b)            With respect to each Company Benefit Plan required to be listed on Section 3.15(a) of the Disclosure Schedule: (i) each such Company Benefit Plan has been administered in compliance in all material respects with its terms and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws (including reporting and disclosure obligations and health care continuation coverage obligations pursuant to COBRA) and (ii) there are no material proceedings, claims or suits pending or, to the Company’s Knowledge, threatened by any Governmental Entity or by any participant or beneficiary (other than routine claims for benefits) against any of the Company Benefit Plans.

(c)            Each Company Benefit Plan that is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(7) of the Code has either (i) received a favorable determination letter from the IRS as to its qualified status or (ii) may rely upon a favorable prototype opinion letter from the IRS, and to the Company’s Knowledge, no fact or event has occurred that would materially and adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, except for such facts or events that can be remedied without material liability to the Company.

(d)            Except as required by applicable Law, no Company Benefit Plan provides any retiree medical or life insurance benefits to any Person. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. Neither the Company nor any of its Subsidiaries has ever maintained, sponsored, participated in or contributed to any Employee Benefit Plan subject to Title IV of ERISA, including any multiemployer plan (as defined in Section 3(37) of ERISA).

Section 3.15      Labor Relations. Except as set forth in Section 3.15 of the Disclosure Schedule: (a) neither the Company nor any of its Subsidiaries is (i) a party to any collective bargaining agreement or other legally binding commitment, with any trade union, employee organization or workers council in respect of or affecting employees or (ii) currently engaged in any negotiation with any trade union, employee organization or workers council; (b) neither the Company nor any of its Subsidiaries has experienced any labor strike, dispute, slowdown or stoppage; and (c) no claim, complaint or charge (or, to the Knowledge of the Company, investigation) by any Person is pending or, to the Knowledge of the Company, threatened by any Person against the Company or any of its Subsidiaries under any Labor Law that would reasonably be expected to result in a Material Adverse Effect.

Section 3.16      Insurance Policies. Section 3.16 of the Disclosure Schedule contains a complete list of all material insurance policies carried as of the date hereof by or for the benefit of the Company or any of its Subsidiaries (collectively, the “Insurance Policies”), specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid. All insurance policies with respect to the business and assets of the Company and its Subsidiaries are in full force and effect except as could not reasonably be expected to result in a Material Adverse Effect.

Section 3.17      Intellectual Property.

(a)            Section 3.17(a) of the Disclosure Schedule contains a correct and complete list of all Company Registered Intellectual Property and all material unregistered Copyrights and Trademarks of the Company and any of its Subsidiaries.

(b)            Except as set forth in Section 3.17(b) of the Disclosure Schedule, no material Company Proprietary Software or other material Intellectual Property owned by the Company or any of its Subsidiaries is subject to any proceeding or outstanding consent, decree, order or judgment (i) restricting in any manner the use thereof by the Company or any of its Subsidiaries or (ii) that may affect the validity, use or enforceability thereof.

(c)            Each item of Company Registered Intellectual Property is subsisting and in full force in all material respects. Except as set forth in Section 3,17(c) of the Disclosure Schedule or as could not reasonably be expected to result in a Material Adverse Effect, all necessary registration, maintenance and renewal fees currently due and owing in connection with Company Registered Intellectual Property have been paid and all necessary documents, recordations and certifications in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property and recording ownership by the Company or any of its Subsidiaries of such Company Registered Intellectual Property.

(d)            The Company is the sole and exclusive owner of each item of Intellectual Property used by the Company or any of its Subsidiaries, other than Intellectual Property that is licensed to the Company or any of its Subsidiaries and Intellectual Property that is available to the Company or any of its Subsidiaries without the requirement of a license, free and clear of any Lien except Permitted Liens.

(e)            The operations of the Company and its Subsidiaries as currently conducted, including the Company’s and its Subsidiaries’ products and services, do not infringe or misappropriate the Intellectual Property of any third party, except as could not reasonably be expected to result in a Material Adverse Effect.

(f)             The consummation of the Transactions will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Contract with any Customer or Supplier granting the Company or any of its Subsidiaries rights in the Company Intellectual Property, except as could not reasonably be expected to result in a Material Adverse Effect.

(g)            Except as set forth in Section 3.17(g) of the Disclosure Schedule, no Person is infringing or misappropriating any Company Intellectual Property that is owned by or exclusively licensed to the Company or any of its Subsidiaries.

(h)            The Company and its Subsidiaries have taken reasonable steps to protect their respective rights in the Confidential Information and any Trade Secret or confidential information of third parties used by the Company or any of its Subsidiaries, and, without limiting the generality of the foregoing, the Company and each of its Subsidiaries have used commercially reasonable efforts to enforce a policy requiring employees, agents, consultants, contractors and other Persons with responsibility for the development of Intellectual Property for the Company and of its Subsidiaries to execute a proprietary information/confidentiality agreement in substantially the form provided to the Purchaser, and, except under confidentiality obligations, there has not been any disclosure by the Company or any of its Subsidiaries of any material Confidential Information or any such trade secret or confidential information of third parties as could reasonably be expected to have a Material Adverse Effect.

Section 3.18      Software.

(a)            Section 3.18(a) of the Disclosure Schedule sets forth a correct and complete list of the material Company Proprietary Software currently licensed by the Company or any of its Subsidiaries.

(b)            Except as set forth in Section 3.18(b) of the Disclosure Schedule, none of such Company Proprietary Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that requires, or conditions the use or distribution of such Company Proprietary Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Proprietary Software.

(c)            Except as set forth in Section 3.18(c) of the Disclosure Schedule, the source code for such Company Proprietary Software currently in use by the Company or any of its Subsidiaries is maintained in confidence.

Section 3.19      Brokers, Finders and Investment Bankers. Except as set forth in Section 3.19 of the Disclosure Schedule, none of the Company, any of its Subsidiaries, or any officer, director or employee of the Company or any of its Subsidiaries or any Affiliate of the Company or any of its Subsidiaries, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the Transactions.

Section 3.20      Officers and Select Employees. Section 3.20 of the Disclosure Schedule contains a correct and complete list of (a) all of the officers of the Company and each of its Subsidiaries and (b) all of the other employees of the Company and each of its Subsidiaries as of the date hereof who have received a base salary in excess of $50,000 for the three (3)-month period ended March 31, 2022, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any Employment Agreement. There is no existing material default or material breach of the Company or any of its Subsidiaries, as applicable, under any Employment Agreement with respect to the individuals described in the preceding sentence (or event or condition that, with notice or lapse of time or both would constitute a material default or material breach).

Section 3.21      Customer Relations. Section 3.21(a) of the Disclosure Schedule contains a correct and complete list of the identity of the Customers and the amount of sales to each such Customer during the twelve (12)-month period ended December 31, 2021. Except as set forth in Section 3.21(b) of the Disclosure Schedule, no Customer has, as of the date hereof, canceled or terminated any of its Contracts with the Company or its Subsidiaries or materially decreased its usage of the Company’s or its Subsidiaries’ services or products.

Section 3.22        Transactions with Affiliates. Except (x) as set forth in Section 3.22 of the Disclosure Schedule, (y) with respect to compensation received as employees and (z) Contracts entered into on an arms’ length basis between the Company or one of its Subsidiaries, on the one hand and Debt Seller and any of its Affiliates, on the other hand, no officer or director of the Company or any of its Subsidiaries or any Affiliate of any of them, has any interest in: (a) any material Contract with, or relating to, the Company or any of its Subsidiaries or the material properties or assets of the Company or any of its Subsidiaries; (b) any material Contract for or relating to the Company or any of its Subsidiaries or the material properties or assets of the Company or any of its Subsidiaries; or (c) any material property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company or any of its Subsidiaries Section 3.23 Transaction Expenses of Sellers. The Sellers have, or have caused the Company to have, paid all Transaction Expenses of the Company and its Subsidiaries and the Sellers (to the extent the Company or any of its Subsidiaries are responsible for the payment thereof) to the applicable parties prior to the Closing, and no such Transaction Expenses of such Persons shall be outstanding following the Closing. Any Transaction Expenses paid by the Company shall, to the greatest extent lawfully possible, be allocated to the Pre-Closing Period.

Section 3.23      Disclosure. To the actual knowledge of Brandon Wood or Sharon Lanera, without any obligation or expectation of investigation or inquiry, such individuals are unaware of any material inaccuracies in the materials in the electronic data room.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers that:

Section 4.1         Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2         Authorization. The Purchaser has all necessary power and authority to execute and deliver this Agreement and each Purchaser Ancillary Document and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and the Purchaser Ancillary Documents, have been duly authorized and approved by the Purchaser’s board of directors, and no other action on the part of the Purchaser is necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement and the Purchaser Ancillary Documents. This Agreement has been and, as of the Closing Date, the Purchaser Ancillary Documents shall be, duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, do or will, as the case may be, constitute the valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 4.3         Absence of Restrictions and Conflicts.

(a)            The execution and delivery by the Purchaser of this Agreement and the Purchaser Ancillary Documents does not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate the certificate of incorporation or bylaws of the Purchaser, assuming that all consents, approvals, authorizations, waiting period terminations or expirations, and other actions described in Section 4.3(b) have been obtained and all filings and obligations described in Section 4.3(b) have been made, conflict with or violate any Law applicable to the Purchaser, or by which any material property or asset of the Purchaser, is bound and (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien on any material property or material asset of the Purchaser, in all cases, pursuant to any of the terms, conditions or provisions of any (A) Contract applicable to the Purchaser or (B) judgment, decree or order of any Governmental Entity, to which the Purchaser is a party or, to the Purchaser’s knowledge, by which the Purchaser or any of its material properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent or materially delay consummation of the transaction contemplated by this Agreement.

(b)            The execution and delivery by the Purchaser of this Agreement do not, and the performance of their obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, prevent or materially delay consummation of the Transactions.

Section 4.4         [Intentionally Omitted].

Section 4.5         Legal Proceedings. There is no suit, action, claim, arbitration or proceeding by or before any Governmental Entity pending or, to the knowledge of the Purchaser, threatened against the Purchaser, any of its Subsidiaries or any property of any thereof which would reasonably be expected to prevent or materially delay the Transactions. Neither the Purchaser nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court or arbitration panel that would individually, or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Agreement.

Section 4.6         Investment Intent. The Purchaser is acquiring the Units pursuant to this Agreement solely for its own account and with no intention of distributing or reselling such Units or any part thereof, or interest therein, in any transaction that would be in violation of the Securities Act of 1933 (the “Securities Act”) or any other securities Laws of the United States of America or any state thereof.

Section 4.7         Status as Accredited Investor. The Purchaser is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act). The Purchaser has such knowledge and experience in business and financial matters so that the Purchaser is capable of evaluating the merits and risks of an investment in the Units being acquired hereunder. The Purchaser understands the full nature and risk of an investment in such Units. The Purchaser further acknowledges that it has had access to the books and records of the Company, is generally familiar with the business being conducted by the Company and has had an opportunity to ask questions concerning the Company and the Company’s securities.

Section 4.8         Brokers, Finders and Investment Bankers. Neither the Purchaser nor any of its Affiliates has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the Transactions.

Section 4.9         Reliance; Non-Reliance; Inspection. The Purchaser has made its own inquiry and investigation into, and based thereon, has formed an independent judgment concerning, the Company, its Subsidiaries and the Transactions and has been furnished with, or given adequate access to, such information about the Company and its Subsidiaries as it has requested. In making its decision to execute and deliver this Agreement and to consummate the Transactions, the Purchaser represents, warrants and agrees that it has (a) relied solely upon the representations and warranties of the Sellers set forth in ARTICLE III and acknowledges that such representations and warranties are the only representations and warranties made by the Sellers and (b) not relied upon any other information provided by, for or on behalf of the Sellers, the Company or any of its Subsidiaries, or their respective Representatives, to the Purchaser or any of its Representatives in connection with the Transactions, including (i) the accuracy or completeness of any express or implied representation, warranty, statement of information of any nature made or provided by the Sellers (other than the representations and warranties of the Sellers set forth in ARTICLE III or (ii) any implied warranty or representation as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. The Purchaser hereby waives any right Purchaser may have against the Company or the Sellers with respect to any inaccuracy in any such representation, warranty or statement of information of any nature (other than the representations and warranties of the Sellers set forth in ARTICLE III). The Purchaser has entered into the Transactions with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to (x) any future projections, business plan information, estimates, forecasts, budgets, pro-forma financial information or other similar statements communicated (orally or in writing) or provided to the Purchaser or any of its Representatives of future revenues, profitability, expenses or expenditures, future results of operations (or any component thereof) or future cash flows of the Company and its Subsidiaries or (y) any other information, documents or other materials (including any such materials contained in any electronic data room or reviewed by the Purchaser or any of its Affiliates or Representatives pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to the Purchaser or any of its Affiliates or Representatives except as may be expressly set forth in ARTICLE III.

Section 4.10      No Knowledge of Breach. Purchaser has no actual knowledge of any breach by Sellers of any representation or warranty of Sellers or of any other condition or circumstance that would excuse Purchaser from its timely performance of its obligations hereunder. Purchaser shall notify promptly Sellers if any such information comes to Purchaser’s attention prior to the Closing, and Sellers shall notify promptly Purchaser if any such information comes to Sellers’ attention prior to the Closing.

ARTICLE V
CERTAIN COVENANTS AND AGREEMENTS

Section 5.1         Ordinary Course Conduct of Business by the Company. For the period commencing on the date hereof and ending on the Closing Date, unless the Purchaser otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed) and except as (i) otherwise contemplated by this Agreement, (ii) required by the Employee Benefits Plan, (iii) required by applicable Law, (iv) required to respond to any emergency, disaster or other unforeseen event (including the SARS-CoV-2 virus and COVID-19 disease) or (v) required by any contract, arrangement or agreement that was (A) disclosed to Purchaser and (B) entered into by the Company or its Subsidiaries, in each case, prior to the date hereof, the Equity Sellers shall, and shall cause the Company to, (a) conduct the business of the Company in the ordinary course of business consistent with past practice; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Nothing contained herein shall give to the Purchaser, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations or businesses prior to the Closing Date, and the Company and its Subsidiaries shall exercise, consistent with the terms and conditions hereof, complete control and supervision of their operations and businesses until the Closing Date. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall cause the Company to use commercially reasonable efforts to (1) preserve and maintain all of its permits; (2) pay its debts, Taxes and other obligations when due; (3) maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear; (4) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law; (5) defend and protect its properties and assets from infringement or usurpation; (6) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business; (7) maintain its books and records in accordance with past practice; and (8) comply in all material respects with all applicable Laws; and (9) not to take or permit any action that would cause any of the changes, events, or conditions described in Section 5.1 to occur.

Section 5.2         Inspection and Access to Information.

(a)            Subject to compliance with applicable Law, during the period commencing on the date hereof and ending on the Closing Date, the Equity Sellers shall cause the Company and its Subsidiaries to provide, and to instruct their respective officers, directors, employees, counsel, accountants, representatives and agents (collectively, “Representatives”) to provide, the Purchaser and its Representatives reasonable access, during normal business hours, without interfering with the operation of the business of the Company and its Subsidiaries, to its premises, appropriate employees (including executive officers), properties, Contracts, commitments, books, records and other information (including Tax Returns filed and those in preparation, which will be similar to such return when filed) and will furnish to the Purchaser and its Representatives any and all available financial and operating data and other information pertaining to the Company or any of its Subsidiaries, in each case, as the Purchaser and its Representatives may reasonably request; provided, however, the Company, its Subsidiaries and their Representatives shall not be required to provide any information that (i) it reasonably believes it may not provide to the Purchaser by reason of contractual or legal restrictions, including applicable Laws, (ii) [Intentionally Omitted] (iii) is protected by attorney-client or other legal privilege; provided, further, that prior to any such access or provision of information, the Purchaser must obtain written permission therefor from the Chief Executive Officer or Chief Financial Officer, as appropriate, of the Company; and provided, further, that such investigation shall be conducted in accordance with all applicable antitrust Laws and shall be at the Purchaser’s sole cost and expense. In addition, the Company may designate any competitively sensitive information provided to the Purchaser under this Agreement as being for “outside counsel only” and such information shall be given only to the outside counsel of the Purchaser and may not be shared with the Purchaser or its Representatives (other than such outside counsel).

(b)            All information provided or obtained in connection with the Transactions will be held by the Purchaser in accordance with the confidentiality and agreement, dated January 25, 2022, between the Purchaser and Debt Seller (the “Confidentiality Agreement”). In the event of a conflict or inconsistency between the terms hereof and the Confidentiality Agreement, the terms hereof will govern.

Section 5.3         Government Filings and Approvals.

(a)            Each Party promptly shall use commercially reasonable efforts to make all filings and submissions and shall take commercially reasonable actions necessary under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the Transactions.

(b)            Each Party shall promptly notify the other of any written notice or other communication received by such Party from any Governmental Entity in connection with the Transactions.

Section 5.4         Public Announcements. Subject to applicable Law, each Party shall consult with the other Parties with respect to the timing and content of all announcements regarding this Agreement or the Transactions to the financial community, customers or the general public and shall use commercially reasonable efforts to agree upon the text of any such announcement prior to its release. The Parties agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law, as may be required to enforce the terms of this Agreement or for purposes of compliance with financial reporting obligations; provided, that (a) the Parties may disclose such terms to their respective employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses and (b) the Parties may disclose the terms of this Agreement in order to comply with the covenants contained herein.

Section 5.5         Company Benefit Plans.

(a)            With respect to employees of the Company and its Subsidiaries (and their dependents and beneficiaries where appropriate), (i) the Purchaser shall continue on a plan-by-plan basis to provide coverage and make all payments (including all deferred and incentive compensation payments) required under each Company Benefit Plan identified in Section 3.14 of the Disclosure Schedule at least through the date that is two (2) years from the date hereof and (ii) the Purchaser shall as of the Closing (A) recognize such employees’ employment service with the Company or its Subsidiaries (including credit for service with predecessor employers as currently recognized under the applicable Company Benefit Plans) for participation, vesting and benefit eligibility purposes under any Employee Benefit Plan that the Purchaser may provide to such employees, (B) not require such employees, in the plan year in which the Closing occurs, to satisfy any deductible, co-payment, out of pocket maximum or similar requirement under any Employee Benefit Plan that the Purchaser may provide to such employees to the extent of amounts previously credited for such purposes under the applicable plans of the Company and its Subsidiaries, (C) not apply to such employees any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in any Employee Benefit Plan that the Purchaser may provide to such employees to the extent waiting periods, pre-existing conditions, exclusions and requirements were satisfied under the corresponding Company Benefit Plans and (D) honor in full all accrued but unused vacation accrued in accordance with Company policy and recognize pre- and post-Closing service with the Company or its Subsidiaries (including credit for service with predecessor employers as currently recognized under the applicable Company Benefit Plans) for purposes of accrual of vacation following the Closing Date. Notwithstanding anything in this Agreement to the contrary, the Purchaser’s obligations under this Section 5.5 shall not apply to applicable amounts that were required by GAAP to be accrued prior to the Closing under assigned Company Benefit Plans but were not actually accrued as required.

(b)            All provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective Parties hereto and shall not create any right in any other Person, including any employee or former employee of the Company or any of its Subsidiaries or any participant or beneficiary in any Company Benefit Plan. Nothing contained in this Agreement shall be deemed to constitute an amendment to any Company Benefit Plan or any Employee Benefit Plan of the Purchaser.

Section 5.6         Directors’ and Officers’ Indemnification.

(a)            From and after the Closing Date, but subject to Section 5.6(e) below, the Purchaser shall cause the Company to continue to indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors, officers, employees or agents of the Company or any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation with respect to any acts or omissions by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries at any time on or prior to the Closing Date. Subject to Section 5.6(d), the Purchaser agrees that all rights of such Persons to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective organizational documents of the Company or any of its Subsidiaries as now in effect, and any indemnification agreements or arrangements of the Company or any of its Subsidiaries shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of such indemnitees unless such modification is required by applicable Law or consistent with Section 5.6(e). Subject to Section 5.6(e), the Purchaser shall cause the Company to pay any expenses of any such indemnitee under this Section 5.6 as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b)            The Purchaser agrees that (i) the organizational documents of the Company and its Subsidiaries after the Closing shall contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the organizational documents of the Company and its Subsidiaries, respectively, on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Closing Date in any manner that would adversely affect the rights thereunder of Persons who at or prior to the Closing were directors, officers, employees or agents of the Company or any of its Subsidiaries, unless such modification is required by applicable Law or consistent with Section 5.6(e) and (ii) all rights to indemnification as provided in any indemnification agreements with any current or former directors, officers and employees of the Company or any of its Subsidiaries as in effect as of the date hereof with respect to matters occurring at or prior to the Closing shall survive the Closing, subject to Section 5.6(e) below.

(c)            In the event the Purchaser or the Company or any of their respective Subsidiaries, successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, the Purchaser shall use its best efforts to ensure that proper provisions shall be made so that the successors and assigns of the Purchaser, the Company or their respective Subsidiaries (as applicable) assume the obligations set forth in this Section 5.6.

(d)            This Section 5.6, which shall survive the Closing and shall continue for the periods specified herein, is intended to benefit any Person or entity referenced in this Section 5.6 or indemnified hereunder, each of whom may enforce the provisions of this Section 5.6 (whether or not parties to this Agreement). The obligations of the Purchaser and the Company under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.6 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnities to whom this Section 5.6 applies shall be third party beneficiaries of this Section 5.6 and Section 5.6(e) shall qualify the rights of any such third party beneficiary.

(e)            No Circular Recovery. Notwithstanding anything to the contrary in this Section 5.6 or this Agreement, no Seller shall have, or attempt to exercise or assert, any right of contribution, right of indemnity or other right or remedy against any the Company or any of its Subsidiaries following the Closing in connection with any Liability to which any Seller may become subject under this Agreement or the transactions contemplated hereby. Each Seller hereby agrees that no Seller will make any claim for indemnification against the Company or any of its Subsidiaries, Purchaser or any of Purchaser’s Affiliates with respect to any claim brought by a Purchaser or its Affiliates against any Seller relating to this Agreement or the transactions contemplated hereby.

(f)             Tail Policy. The Company shall, prior to the Closing Date, purchase “tail coverage” for the D&O Insurance Policies (the “Tail Policy”) for the benefit of the Company and its Subsidiaries and covering the directors and officers of the Company and its Subsidiaries as of the date hereof for a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

Section 5.7         Tax Matters.

(a)            Tax Returns. The Equity Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of, or that include, the Company or any of its Subsidiaries (including such Tax Returns filed pursuant to any valid extension of time to file and any amendments thereto) required to be filed on or prior to the Closing Date, or, in the case of any income Tax Returns of the Company and its Subsidiaries that relate to any taxable period ending on or before the Closing Date (“Pre-Closing Period Tax Returns”), and the Equity Sellers shall be liable for all Taxes with respect to such Pre-Closing Period Tax Returns. Such Pre-Closing Tax Period Returns shall be filed in a manner consistent with the past practice of the Equity Sellers, and the Company and its Subsidiaries, unless filing on such basis is not permitted by applicable Laws related to Taxes. The Purchaser shall, at the expense of the Company, prepare and file, or cause to be prepared and filed all other Tax Returns for Pre-Closing Periods and Straddle Periods for the Company and its Subsidiaries and shall pay all Taxes due with respect to each such Tax Return. Such Tax Returns shall be prepared in accordance with past practice unless otherwise required by Law. The Purchaser will deliver to the Equity Sellers a copy of each such Tax Return filed by the Purchaser or caused to be filed by the Purchaser, at least fifteen (15) days prior to filing and will consider all comments made by the Equity Sellers with respect thereto in good faith. The Equity Sellers shall pay its allocable share of Taxes for the Pre-Closing Period (as apportioned under Section 5.7(b)) of the Straddle Period to Purchaser not later than ten (10) days before the due date for the filing of such return.

(b)            Straddle Period. In the case of any Straddle Period, the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date shall be calculated as though the taxable period of the Company and its Subsidiaries terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, Taxes attributable to a Pre-Closing Period shall be equal to the amount of Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the total number of days from the beginning of the Straddle Period through the Closing Date and the denominator of which is the total number of days in the Straddle Period.

(c)            Amendments, Modifications, etc. After the Closing Date, the Purchaser and its Affiliates, shall not (and shall have no right to), without the consent of the Equity Sellers, amend, modify or otherwise change any Pre-Closing Tax Return of the Company or its Subsidiaries unless such amendment, modification or change is required by applicable Laws related to Taxes and, in the case of any such amendment, modification or change, the Purchaser shall provide notice thereof to the Equity Sellers no later than fifteen (15) days prior to such amendment, modification or change.

(d)            Cooperation. The Purchaser and the Equity Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 5.7 and any Tax audit or administrative or judicial proceeding or of any demand or claim on the Company or any of its Subsidiaries (“Tax Proceeding”). Such cooperation shall include signing any Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax Proceeding, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereby.

(e)            Refunds. Any Tax refund, credits or similar benefit (including any interest paid or credited with respect thereto) of Taxes paid by the Company or its Subsidiaries prior to Closing shall be solely the property of the Equity Sellers, but shall be reduced by the Purchaser for any Taxes or other reasonable costs and expenses incurred by the Company or its Subsidiaries in connection with claiming or receiving such refund, credit or similar benefit. All other Tax refunds, credits or similar benefits of the Company or any of its Subsidiaries shall be solely the property of the Purchaser. The Purchaser shall, if the Equity Sellers so request, cause the Company to file for, and use its reasonable best efforts to obtain and expedite the receipt of, any refund, credit, or similar benefit to which the Equity Sellers are entitled under this Section 5.7(e), and the Purchaser shall permit the Equity Sellers to participate in the prosecution of any such refund claim. If received by the Purchaser or the Company, any amounts payable to the Equity Sellers pursuant to this Section 5.7(e) shall be paid, within ten (10) days after receipt or entitlement thereto, to the Equity Sellers. For purposes of this Section 5.7(e), any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) for a Straddle Period shall be allocated between the pre-Closing portion of the Straddle Period and the post-Closing portion of the Straddle Period in accordance with the allocation principles set forth in Section 5.7(b).

(f)             Documentation. The Purchaser and the Equity Sellers further agree, upon request from the other Party, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions).

(g)            Transfer Taxes. Any sales, use, real estate transfer, stock transfer or similar transfer Tax (“Transfer Taxes”) payable in connection with the Transactions shall be borne by the Purchaser.

(h)            Certain Conventions for Determining Taxes. The Parties agree for purposes of preparing Tax Returns of the Company and its Subsidiaries, to use the following conventions and procedures:

(i)             All Tax deductions arising as a result of the Closing of the Transactions shall be allocated to the Pre-Closing Period portion of a Straddle Period to the greatest extent permitted by applicable Laws related to Taxes.

(ii)           Any gains, income, deductions, losses or other items resulting from any transactions outside of the Ordinary Course occurring and not pursuant to this Agreement on the Closing Date, but after the Closing, shall be treated as having occurred at the beginning of the day immediately following the Closing Date and shall be reported on the Tax Returns of Purchaser or its Affiliates rather than Tax Returns of Equity Sellers.

(i)             Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company or its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, no such party shall be bound thereby or have any liability thereunder.

(j)             Tax Indemnification. Sellers shall indemnify the Company, Purchaser (including its affiliates) and hold them harmless from and against all income Taxes of the Company and its Subsidiaries and all income Taxes relating to the business of the Company and its Subsidiaries, in each case, for all Pre-Closing Periods, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Sellers shall reimburse Purchaser for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 5.7 within five (5) Business Days after payment of such Taxes by Purchaser or the Company.

(k)            Reserved.

(l)             Allocation of Purchase Price. The Purchaser shall deliver to the Equity Sellers, within ninety (90) days after the Closing Date, a schedule (the “Allocation Schedule”) allocating the Purchase Price, including the assumption of the Company liabilities, assumed by the Purchaser, among the assets of the Company. The Allocation Schedule will be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. The Equity Sellers may dispute any amounts reflected on the Allocation Schedule by providing written notice to the Purchaser of the disputed items, and setting forth in reasonable detail the basis of such dispute, within thirty (30) days following receipt of the Allocation Schedule. The Equity Sellers and the Purchaser shall use good faith efforts to resolve any dispute, but if the Parties are unable to resolve any dispute within thirty (30) calendar days, they shall not be required to reach agreement, and each Party shall file its respective Tax Returns in accordance with such allocation as it determines to be correct and consistent with applicable Law.

Section 5.8         Retention of Books and Records. The Purchaser shall cause the Company and its Subsidiaries to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company and its Subsidiaries in existence at the Closing that are required to be retained under current retention policies for a period of seven (7) years from the Closing Date, and to make the same available after the Closing for inspection and copying by Seller or its Representatives at the Equity Sellers’ expense, during regular business hours and upon reasonable request and upon reasonable advance notice.

Section 5.9         Contact with Customers and Suppliers. Until the Closing Date, the Purchaser shall not, and shall cause its Representatives not to, contact or communicate with the employees, customers, suppliers, distributors or licensors of the Company, the Company’s Subsidiaries, or any other Persons having a business relationship with the Company or the Company’s Subsidiaries concerning the Transactions or any of the foregoing relationships without the prior written consent of the Equity Sellers.

Section 5.10      R&W Insurance Policy. The Purchaser shall have the option (but not any obligation) to purchase a representation and warranty insurance policy (the “R&W Insurance Policy”) in form and substance reasonably satisfactory to the Purchaser, provided that the cost and expense of such R&W Insurance Policy shall be paid in full by the Purchaser.

Section 5.11      AXA Trademarks. Following the Closing Date, Purchaser agrees to refrain from, and agrees to cause the Company to refrain, from using any trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademark and service mark owned by Debt Seller or any of its Affiliates without the express written consent of Debt Seller or its Affiliates, as applicable.

Section 5.12      Restrictions on the Seller.

(a)            The Equity Sellers agree that they and their Subsidiaries will not, for a period of twelve (12) months from the Closing Date, directly or indirectly, engage in any Competing Activity.

(b)            Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement shall preclude or restrict the Equity Sellers from:

(i)             holding any shares or interest, directly or indirectly, in any business, person, or group of persons and/or carrying on any business in the same scope as currently carried on by the Equity Sellers or their Subsidiaries, in each case, as of the date hereof;

(ii)           purchasing or holding for passive investment purposes (but, without restriction to actions that may be necessary in the event of a subsequent distress in the asset), by the investment or asset management operations of the Equity Sellers or any of their Subsidiaries (including where investing on behalf of clients), the equity or debt of any entity listed in the definition of Competing Activity.

(iii)          purchasing or acquiring any business, person, or group of persons (whether by merger, share purchase or purchase of assets or otherwise) that holds shares in any entity listed in the definition of Competing Activity, provided that either (A) such entity accounts for no more than twenty percent (20%) of the business’s or person’s total revenues (on a consolidated basis, if applicable) during the twelve (12) months immediately preceding the acquisition of such business or persons(s); or (B) the purchase or acquisition relates to not more than five percent (5%) of the ownership of that business or person;

(iv)          entering into insurance and reinsurance contracts;

(v)            holding five percent (5%) or less of the issued shares of any company whose shares are publicly traded; and’

(vi)          engaging in any Excluded Activities.

(c)            If the Equity Sellers or any of their Subsidiaries acquire a business, Person or group of Persons with revenues that exceed the limitations set out in Section 5.12(b)(iii), provided that such relevant entity listed in the definition of Competing Activity does not account for more than forty percent (40%) of the business’s or Person’s total revenues (on a consolidated basis, if applicable) during the twelve (12) months immediately preceding the acquisition of such business or Person(s), the Equity Sellers or their Subsidiaries, as applicable, shall exercise commercially reasonable efforts to either divest such interests or cease the activities in order to comply with Section 5.12(b)(iii), in each case such that such divestment or cessation of activities is completed within eighteen (18) months from the date of such acquisition, and provided further that such acquisition and divestiture shall not result in the Equity Sellers or their Subsidiaries, as applicable, being in breach of Section 5.12(a).

Section 5.13      Transaction Bonuses. The Purchaser shall cause the Company to pay the Transaction Bonuses no later than ten (10) Business Days following the Closing Date, provided that Purchaser received the Closing Cash on the Closing Date in an amount equal to or exceeding the Target Closing Cash.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1         Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the Transactions shall be subject to the following conditions, any of which, if not fulfilled, may, with respect to such Party only, be waived by that Party:

(a)            [Intentionally Omitted].

(b)            Injunction. There shall be no Law enacted, adopted, promulgated or enforced, or any ruling, judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction in effect that makes consummation of the Transactions illegal or otherwise prohibited on substantially the terms contemplated by this Agreement; provided, however, that the Parties shall have used commercially reasonable efforts to resist, resolve or lift, as applicable, any such Law, ruling, judgment, injunction, order or decree.

Section 6.2         Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any of which, if not fulfilled, may be waived by the Purchaser:

(a)            Representations and Warranties. The representations and warranties of the Sellers contained in ARTICLE III of this Agreement that are qualified as to materiality, Material Adverse Effect or words of similar import shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as if made on and as of the Closing Date, except for those representations and warranties that are made only as of a specific date, which representations and warranties shall have been true and correct in all material respects or true and correct in all respects, as the case may be, as of such specified date, and in all cases, except (i) where the failure of such representations and warranties to be true and correct result in a Material Adverse Effect and (ii) for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement.

(b)            Performance of Obligations of the Sellers. The Sellers shall have performed in all material respects all covenants and agreements required to be performed by them hereunder prior to the Closing, including payment of all Transaction Expenses of the Company and its Subsidiaries and the Sellers (to the extent the Company or any of its Subsidiaries are responsible for the payment thereof).

(c)            Closing Certificate. The Sellers shall have delivered, or caused to be delivered, to the Purchaser a certificate executed by the Company as to compliance with the conditions set forth in Section 6.2(a) and Section 6.2(b) of this Agreement.

(d)            Ancillary Documents. The Sellers shall have delivered, or caused to be delivered, to the Purchaser the documents listed in Section 7.2 hereof.

(e)            Balance Sheet Cash. Balance Sheet Cash shall be held in the Company’s Bank Accounts, which cash shall not be restricted pursuant to any contractual obligations of the Company and shall be available for use by Purchaser in the operation of the Company at Closing.

Section 6.3         Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any of which, if not fulfilled, may be waived by the Sellers:

(a)            Representations and Warranties. The representations and warranties of the Purchaser contained in ARTICLE IV of this Agreement that are qualified as to materiality or words of similar import shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as if made on and as of the Closing Date, except for those representations and warranties that are made only as of a specific date, which representations and warranties shall have been true and correct in all material respects or true and correct in all respects, as the case may be, as of such specified date, and in all cases, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to result in a material adverse effect on the Purchaser’s ability to consummate the Transactions.

(b)            Performance of Obligations by the Purchaser. The Purchaser shall have performed in all material respects all covenants and agreements required to be performed by them hereunder prior to the Closing.

(c)            Closing Certificate. The Purchaser shall have delivered, or caused to be delivered, to the Company a certificate of any authorized officer of the Purchaser as to compliance with the conditions set forth in Section 6.3(a) and Section 6.3(b) of this Agreement.

(d)            Ancillary Documents. The Purchaser shall have delivered, or caused to be delivered, to the Company the documents listed in Section 7.3 hereof.

(e)            Payments. All payments required to be made by the Purchaser on or prior to the Closing Date hereunder shall have been delivered by the Purchaser pursuant to the terms of this Agreement.

Section 6.4         Frustration of Closing Conditions. Neither of the Sellers nor the Purchaser may rely, either as a basis for not consummating the Transactions or for terminating this Agreement and abandoning the Transactions, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement or failure to use commercially reasonable efforts to consummate the Transactions.

ARTICLE VII
CLOSING

Section 7.1         Closing. Unless this Agreement shall have been terminated in accordance with Section 8.1, the Closing shall occur on the third (3rd) Business Day after all of the conditions set forth in ARTICLE VI (other than conditions which by their terms are required to be satisfied or waived at Closing) shall have been satisfied or waived by the Party entitled to the benefit of the same, or at such other time and on a date as agreed to by the Parties (such date, the “Closing Date”). The Closing shall take place either through electronic exchange of transaction documents or at such other place as the Parties may agree.

Section 7.2         Closing Deliverables of the Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

(a)            the certificate required by Section 6.3(c) hereof;

(b)            an assignment agreement (the “Assignment Agreement”) in the form attached hereto as Exhibit 3 signed by the Debt Seller, the Company, and Purchaser authorizing the transfer and assignment of the AXA Note to the Purchaser;

(c)            in the case of the Equity Sellers, a duly executed IRS Form W-9, and in the case of the Debt Seller, a duly executed IRS Form W-8BEN from each Seller pursuant to Treasury Regulations Section 1.1445-2(b) certifying that Seller is not a foreign person subject to withholding under Section 1445 of the Code and the Treasury Regulations promulgated thereunder and (B) a certificate from Seller pursuant to Section 1446(f) of the Code certifying that Seller is not a foreign person;

(d)            certificates, if any, representing the Units, endorsed in blank (or accompanied by stock powers executed in blank) and otherwise in proper form for transfer;

(e)            documentation satisfactory to the Purchaser evidencing that the Balance Sheet Cash is held in the Company’s Bank Accounts, which cash shall not be restricted pursuant to any contractual obligations of the Company and shall be available for use by Purchaser in the operation of the Company at Closing; and

(f)             documentation satisfactory to the Purchaser evidencing that the lease agreement for the Company’s residential lease for the benefit of Franck Brice (“Mr. Brice”), dated October 25, 2019 (the “Chicago Lease”), has been either terminated or assigned to Mr. Brice, such that the Company has no liability with respect to the Chicago Lease following Closing.

Section 7.3         Purchaser Closing Deliverables. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Sellers the following:

(a)            the Closing Payment to be paid at Closing pursuant to Section 2.4(a) hereof paid and delivered in accordance with such section;

(b)            the payments to be paid at Closing pursuant to Section 2.4(b) hereof paid and delivered in accordance with such section;

(c)            the Assignment Agreement duly executed by the Purchaser; and

(d)            the certificate required by Section 6.2(c) hereof.

ARTICLE VIII
TERMINATION

Section 8.1         Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date:

(a)            in writing by mutual consent of the Debt Seller and the Purchaser;

(b)            by written notice from the Sellers to the Purchaser or the Purchaser to the Sellers, as the case may be, in the event the Closing has not occurred before January 31, 2023 (the “End Date”); provided, however, that such date shall be extended by any Party (by written notice) for an additional ninety (90) days in the event that all conditions to Closing other than those set forth in Section 6.1(b) have been or are reasonably capable of being satisfied at the time of such extension (other than conditions that by their nature are to be satisfied by actions taken at the Closing); provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose breach of any provision of this Agreement has caused or resulted in the failure of the Transactions to occur on or before the End Date;

(c)            by written notice from the Sellers to the Purchaser or the Purchaser to the Sellers, as the case may be, if the consummation of the Transactions is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction;

(d)            by written notice from the Sellers to the Purchaser, in the event the Purchaser (i) fails to perform in any material respect any of their agreements or covenants contained herein required to be performed by them at or prior to the Closing or (ii) breaches any of their representations and warranties contained herein, which failure or breach would result in the failure of either of the closing conditions specified in Section 6.3(a) or Section 6.3(b), and which failure or breach, if capable of being cured, is not cured by the earlier of the End Date or within thirty (30) days following the Sellers having notified the Purchaser of its intent to terminate this Agreement pursuant to this Section 8.1(d); or

(e)            by written notice from the Purchaser to the Sellers, in the event the Sellers (i) fail to perform in any material respect any of its agreements or covenants contained herein required to be performed by it at or prior to the Closing or (ii) breach any of their representations and warranties contained herein, which failure or breach would result in the failure of either of the closing conditions specified in Section 6.2(a) or Section 6.2(b), and which failure or breach, if capable of being cured, is not cured by the earlier of the End Date or within thirty (30) days following the Purchaser having notified the Sellers of its intent to terminate this Agreement pursuant to this Section 8.1(e).

Section 8.2         Procedures and Effect of Termination Any Party desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other Party or Parties, as the case may be, specifying the subsection of Section 8.1 pursuant to which the termination is being made and the facts constituting the basis for such termination. If the Transactions are terminated as provided herein, (a) the Purchaser shall return all documents and other material received from the Sellers, the Company, its Subsidiaries or any of their respective Representatives relating to the Transactions, whether obtained before or after the execution hereof and (b) all Confidential Information received by the Purchaser with respect to the business of the Company or its Subsidiaries shall be treated in accordance with the terms of the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement. In the event of termination of this Agreement pursuant to this ARTICLE VIII, this Agreement shall forthwith become void and there shall be no obligation or liability on the part of any Party or its partners, officers, directors or stockholders, except for (i) obligations under ARTICLE I (Definitions; Construction), Section 5.2(b) (Confidentiality), Section 5.4 (Public Announcements), ARTICLE X (Miscellaneous Provisions) and this Section 8.2, all of which shall survive the termination of this Agreement and (ii) liability of the Sellers or the Purchaser, as the case may be, for any intentional and willful breach of this Agreement occurring prior to such termination. For purposes of clarification, the Parties agree that if (A) the Purchaser does not close the Transactions in circumstances in which the closing conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived; or (B) the Sellers do not close the Transactions in circumstances in which the closing conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived, such election shall be deemed to be a willful breach of this Agreement by such Party, and the other Parties shall retain all other rights and remedies against the breaching Party relating to such willful breach, including specific performance of this Agreement pursuant to Section 10.15 and recovery of monetary damages.

ARTICLE IX
ADDITIONAL AGREEMENTS

Section 9.1         No Other Representations. EXCEPT IN RESPECT OF FRAUD AS DEFINED HEREIN, THE PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OR IN ANY INSTRUMENT OR CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT (IN EACH CASE, AS MODIFIED BY THE DISCLOSURE SCHEDULE): (I) NONE OF THE SELLERS, THE COMPANY OR ANY OF THEIR RESPECTIVE SUBSIDIARIES MAKES, OR HAS MADE (OR HAS AUTHORIZED ANY PERSON TO MAKE ON ITS BEHALF), ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE SELLERS, THE COMPANY OR THEIR RESPECTIVE SUBSIDIARIES OR THE TRANSACTIONS OR THE SELLER ANCILLARY DOCUMENTS; AND (II) THE SELLERS, THE COMPANY AND THEIR RESPECTIVE SUBSIDIARIES EACH DISAVOWS AND DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, AND ALL LIABILITIES AND RESPONSIBILITIES FOR ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION, IN EACH CASE WITH RESPECT TO THE SELLERS, THE COMPANY OR THEIR RESPECTIVE SUBSIDIARIES OR THE TRANSACTIONS OR THE SELLER ANCILLARY DOCUMENTS, MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE PURCHASER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE PURCHASER, ITS AFFILIATES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES) WHETHER MADE BY THE SELLERS, THE COMPANY, ANY OF THEIR RESPECTIVE AFFILIATES, ANY OF THEIR RESPECTIVE REPRESENTATIVES, OR ANY OTHER PERSON. THE PURCHASER ACKNOWLEDGES THAT IT HAS CONDUCTED TO ITS SATISFACTION ITS OWN INDEPENDENT INVESTIGATION OF THE CONDITION, OPERATIONS AND BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND IN THE SELLER ANCILLARY DOCUMENTS, THE PURCHASER HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION. IN FURTHERANCE OF THE FOREGOING, AND NOT IN LIMITATION THEREOF, THE PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT NONE OF THE SELLERS, THE COMPANY OR ANY OF ITS SUBSIDIARIES MAKES, OR HAS MADE (OR HAS AUTHORIZED ANY PERSON TO MAKE ON ITS BEHALF), ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (A) ANY FINANCIAL PROJECTION OR FORECAST DELIVERED OR OTHERWISE MADE AVAILABLE TO THE PURCHASER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, WHETHER BEFORE, ON OR AFTER THE DATE HEREOF; OR (B) THE HISTORICAL, PRESENT OR FUTURE PROFITABILITY, OR THE PROBABLE SUCCESS OR FUTURE PROFITABILITY OF THE COMPANY OR ITS SUBSIDIARIES.

Section 9.2         Survival.

(a)            The (i) Seller Fundamental Representations and Purchaser Fundamental Representations, and the indemnification obligations of the applicable Indemnifying Parties with respect thereto, shall survive until April 1, 2024, and (ii) Seller’s representations and warranties under Section 3.13 (Tax Returns; Taxes) shall survive until 60 days after the expiration of the applicable statute of limitations, in all cases subject to the terms and conditions of this ARTICLE IX, provided that claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement shall survive indefinitely.

(b)            None of the covenants, agreements and other obligations contained in this Agreement, and the indemnification obligations of the applicable Indemnifying Parties with respect thereto shall survive the Closing other than those covenants, agreements and other obligations that by their terms contemplate performance after Closing, and each such surviving covenant, agreement and other obligation shall survive the Closing for the period contemplated by its terms.

(c)            Except with respect to claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement, no Indemnifying Party shall be liable for any Losses with respect to the matters set forth in this ARTICLE IX unless a claim is timely asserted prior to the expiration of the survival period specified in this ARTICLE IX; provided, however, if a notice of a claim is timely given under this ARTICLE IX then such indemnification obligation shall continue to survive past expiration of such survival period until such claim has been satisfied or otherwise resolved as provided in this ARTICLE IX.

Section 9.3         Indemnification Rights of the Purchaser Indemnified Parties. Subject to the other provisions in this ARTICLE IX, the Sellers shall indemnify, defend and hold harmless the Purchaser and its Affiliates (which following the Closing shall include the Company and its Subsidiaries) and each of their respective officers, directors, employees, agents, equity holders or the successors and assigns of the foregoing (collectively, the “Purchaser Indemnified Parties” and each, a “Purchaser Indemnified Party”) for all Losses suffered, sustained or incurred by any Purchaser Indemnified Party, whether in respect of Third Party Claims, claims between the Parties hereto or otherwise resulting from:

(a)            any breach of the Seller Fundamental Representations;

(b)            any breach by the Sellers of any covenant, agreement or obligation of the Seller contained in this Agreement;

(c)       (i) any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in Section 5.7 and (ii) Taxes indemnified under Section 5.7(j); and

(c)            the 2017-2019 federal audit of AXA US Holdings, Inc. and its Subsidiaries.

Section 9.4         Indemnification Rights of the Seller Indemnified Parties. After the Closing and subject to the limitations set forth in this ARTICLE IX, the Purchaser shall defend and hold harmless the Seller and its Affiliates and each of their respective officers, directors, employees, agents, equity holders or the successors and assigns of the foregoing (collectively, the “Seller Indemnified Parties” and each a “Seller Indemnified Party”) for all Losses suffered, sustained or incurred by any Seller Indemnified Party, whether in respect of Third Party Claims, claims between the Parties hereto or otherwise resulting from:

(a)            any breach of the Purchaser Fundamental Representations; and

(b)            any breach by the Purchaser or the Company of any covenant, agreement or obligation of the Purchaser or the Company contained in this Agreement that is to be performed after the Closing.

Section 9.5         Certain Indemnification Limitations.

(a)            The Purchaser Indemnified Parties shall not be entitled to recover for claims made under Section 9.3(a) until the total amount of Losses which the Purchaser Indemnified Parties would recover under Section 9.3(a) exceeds an aggregate amount equal to Two Hundred and Twenty-One Thousand Dollars ($221,000) (the “Deductible”), in which event the Sellers (on a joint and several basis) shall be required to pay or be liable for all such Losses from the first dollar; provided, that each Indemnifiable Damage will be subject to an individual Fifty Thousand Dollar ($50,000) threshold (it being understood that a series of related Losses may be aggregated), below which such claims may not be brought.

(b)            The maximum aggregate amount of indemnification that the Purchaser Indemnified Parties may receive to satisfy claims under Section 9.3 shall be Two Million Dollars ($2,000,000) (the “Indemnification Cap”). NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL THE SELLER NOR ANY OTHER PERSON BE LIABLE FOR CLAIMS MADE UNDER Section 9.3 (OTHER THAN WITH RESPECT TO CLAIMS ARISING FROM FRAUD AS DEFINED HEREIN) FOR ANY LOSSES THAT EXCEED, IN THE AGGREGATE, THE INDEMNIFICATION CAP, AND THE PURCHASER INDEMNIFIED PARTIES’ SOLE AND EXCLUSIVE SOURCE FOR BREACH OF THIS AGREEMENT, INCLUDING PURSUANT TO ANY INDEMNIFICATION UNDER Section 9.3 OR ANY OTHER PROVISION OF THIS AGREEMENT (OTHER THAN CLAIMS ARISING FROM FRAUD AS DEFINED HEREIN), SHALL BE, AND BE LIMITED TO, THE INDEMNIFICATION CAP SUCH THAT THE SELLER SHALL NOT NOR SHALL ANY OTHER PERSON HAVE ANY DIRECT OR PERSONAL LIABILITY TO ANY PURCHASER INDEMNIFIED PARTY FOR CLAIMS MADE PURSUANT TO Section 9.3 OR OF THIS AGREEMENT.

(c)            Each Person that may be entitled to indemnification hereunder shall take all reasonable steps to mitigate its Losses after becoming aware of any event which could reasonably be likely to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith. The Purchaser and the Seller agree that in the event of any breach giving rise to an indemnification obligation under this ARTICLE IX, the Person who is entitled to seek indemnity under any provision of this Agreement (the “Indemnified Party”), at the sole cost and expense of the Person from whom indemnity is entitled to be sought under any provision of this Agreement (the “Indemnifying Party”), shall and shall cause its Affiliates to reasonably cooperate with the Indemnifying Party and to take all reasonable measures requested by such Indemnifying Party, to mitigate the Losses of the related breach (including taking steps to prevent any contingent liability from becoming an actual liability). No Indemnifying Party shall be liable for any Losses to the extent that such Losses suffered by any Indemnified Party (i) result from any act or omission by such Indemnified Party, (ii) result from the failure of such Indemnified Party to take reasonable and prudent action, if appropriate under the circumstances, to mitigate such Losses, or (iii) are reflected in the Closing Date Net Working Capital.

(d)            Payments by an Indemnifying Party pursuant to Section 9.3 in respect of any Losses shall be reduced by an amount equal to any Tax Benefit realized or reasonably expected to be realized as a result of the incurrence of such Losses by the Indemnified Party.

(e)            If any Losses sustained by an Indemnified Party are covered by an insurance policy or an indemnification, contribution or similar obligation of another Person, such Indemnified Party shall use commercially reasonable efforts to collect (or cause to be collected) such insurance proceeds or indemnity, contribution or similar payments. If such payments are received before an Indemnified Party is indemnified with respect to such Losses hereunder, such Losses shall be reduced by the amount of such payment. If such payments are received after an Indemnified Party is indemnified and held harmless with respect to some or all of such Losses, the Indemnified Party shall pay to the Indemnifying Party the lesser of (i) the amount of such payment and (ii) the amount paid by the Indemnifying Party with respect to such Losses. If any Indemnified Party receives payment under this ARTICLE IX on account of a claim that the Indemnifying Party believes in good faith is covered by an insurance policy or an indemnification, contribution or similar obligation of another Person, the Indemnified Party shall or shall cause, on written request of the Indemnifying Party, an assignment to the extent assignable, of the rights under such insurance policy or indemnification, contribution or similar obligation with respect to such claim to the Indemnifying Party.

(f)             No Purchaser Indemnified Party shall have a right to claim that the Seller is liable under this ARTICLE IX for any Losses based upon or arising out of any alleged breach of any of the representations or warranties of the Company contained in this Agreement if the Purchaser had actual knowledge of the facts underlying such alleged breach at any time on or prior to the date hereof.

(g)            Notwithstanding the foregoing, the indemnification limitations set forth in this Section 9.5 shall not apply to any claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement.

Section 9.6         Notice and Procedure.

(a)            Notice. In the event that any Actions are instituted by a third party or any claim or demand is asserted or threatened against an Indemnified Party by a third party, in each case for which an Indemnifying Party may have liability to an Indemnified Party hereunder (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than fifteen (15) days, following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing and in reasonable detail, to the extent available, of such Third Party Claim (a “Claim Notice”); provided, however, that the failure to give a timely Claim Notice shall affect the rights of an Indemnified Party hereunder only if and to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim. The Claim Notice shall (i) state that the Indemnified Party has incurred, or reasonably and in good faith expects to incur, Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; (ii) specify in reasonable detail, to the extent available, the nature of such Third Party Claim; and (iii) contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt of such Claim Notice, copies of all notices and documents (including court papers and excluding all internally prepared documents or documents prepared by counsel or other representatives of the Indemnified Party) received by the Indemnified Party relating to the Third Party Claim.

(b)            Defense of Third Party Claims by Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, (i) the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the power to direct and control such defense, with counsel of its choosing, at its expense (which choice of counsel shall be subject to the Indemnified Party’s prior written consent, not to be unreasonably withheld), (ii) the Indemnifying Party shall use commercially reasonable efforts to defend diligently such Third Party Claim and (iii) the Indemnified Party, prior to the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification pursuant to this Agreement, but with such actions not being determinative of the amount of any Losses. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing (at the expense of the Indemnified Party); provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Indemnifying Party if, in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim.

(c)            Defense of Third Party Claims by Indemnified Party. Notwithstanding anything in Section 9.6(b) to the contrary, if a Third Party Claim (i) seeks relief that would reasonably be anticipated to result in the imposition of a consent order, injunction or decree, in any case that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates or (ii) is brought by a Governmental Entity claiming a finding or admission of a violation of Law, then, in each such case, the Indemnified Party shall be entitled to contest and defend, and subject to Section 9.6(e), compromise and settle such Third Party Claim in the first instance; provided that if the Indemnified Party does not contest, defend, compromise or settle such Claim, the Indemnifying Party shall then have the right to contest and defend, and subject to Section 9.6(e), settle or compromise such Third Party Claim. If the Indemnified Party has duly assumed the defense of a Third Party Claim, the Indemnifying Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing (at the expense of the Indemnifying Party). If the Indemnifying Party (i) does not elect to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise (unless the Indemnifying Party has disputed its liability with respect to such claim) or (ii) after assuming the defense of a Third Party Claim, fails to take commercially reasonable steps necessary to defend diligently such Third Party Claim within thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume such defense and shall have the sole power to direct and control such defense, with counsel of its choosing, at the expense of the Indemnifying Party; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. If the Indemnifying Party has disputed its liability with respect to such Third Party Claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute.

(d)            Cooperation. The Indemnified Party and the Indemnifying Party shall cooperate in the conduct of the defense of a Third Party Claim, including by retaining records and information that are reasonably relevant to such Third Party Claim and providing reasonable access to each other’s relevant business records and other documents, and employees. The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(e)            Settlement of Third Party Claims. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, not to be unreasonably withheld or delayed, settle, compromise or offer to settle or compromise any Third Party Claim, unless the terms of such judgment, settlement or compromise provide for a complete, unconditional release of the Indemnified Party for any liability arising out of such Third Party Claim, without any equitable or injunctive relief against the Indemnified Party. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not, without the prior written consent of the Indemnifying Party, not to be unreasonably withheld or delayed, settle, compromise or offer to settle or compromise any Third Party Claim if the Indemnifying Party will have any liability with respect to such judgment, settlement or compromise or the underlying Third Party Claim.

(f)             Direct Claims. Any Action by an Indemnified Party on account of Losses which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 9.7         Source of Indemnity Payments. Notwithstanding anything to the contrary in this Agreement but subject to Section 9.9, the Purchaser Indemnified Parties shall, in seeking any indemnity under this Agreement (other than as contemplated by Section 9.9), (i) in all cases, except with respect to any claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement, first seek and exhaust all remedies under the R&W Insurance Policy prior to seeking any recovery under clause (ii) of this provision, and (ii) other than recovery under the R&W Insurance Policy, only be entitled to recover any amounts owed by the Sellers by off-setting any such amounts that are finally determined by a court of law or by written agreement among the Parties to be owed to Purchaser Indemnified Parties from the final payment of the Purchase Price made by Purchaser (i.e., the payment after which the Purchaser’s obligations in respect of the Purchase Price are fully satisfied). For the avoidance of doubt, the Sellers shall have no other obligation to satisfy any payments or indemnities owed to Purchaser pursuant to this Agreement (other than as contemplated by Section 9.9), unless such obligations arise from Fraud on the part of Sellers hereto in connection with the transactions contemplated by this Agreement.

Section 9.8         Sole Remedy After Closing. The Purchaser and the Sellers acknowledge and agree that, if the Closing occurs, their sole and exclusive remedy following the Closing for monetary relief with respect to any breach of any representation or warranty, covenant or agreement with respect to any and all claims relating to the subject matter of this Agreement (except with respect to any claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) shall be pursuant to the provisions set forth in this ARTICLE IX; provided, however, nothing in this Section 9.8 affects an Indemnified Party’s right to enforce its indemnification rights hereunder.

Section 9.9         Tax Audit Indemnity. Notwithstanding anything to the contrary in this Agreement including, for the avoidance of doubt, any provision in ARTICLE V or this ARTICLE IX:

(a)            the indemnification provided in Section 9.3(d) in favor of the Purchaser Indemnified Parties (the “Tax Audit Indemnity”) shall (i) be on account of any liability for Taxes of the Company arising solely from the application of Treasury Regulation section 1.1502-6 (and any comparable provision of state and local tax law), (ii) not be limited by the Indemnification Cap or the Deductible (i.e., dollar-one, uncapped indemnity) and (iii) expressly include, without limitation, indemnification in respect of (A) any and all legal, accounting, audit service fees, expenses and all other costs incurred in connection therewith, in each case, to the extent such amounts are reasonable, documented and out-of-pocket costs, and (B) any and all of the Taxes (federal, state, city), penalties, fines, fees and expenses required or due as part of resolution or settlement;

(b)            any amount owed by Sellers in respect of the Tax Audit Indemnity shall be satisfied via a cash payment payable to Purchaser or its designee;

(c)       (i) the Sellers shall provide reasonably prompt notice to the Purchaser of any material updates with respect to the audit described in Section 9.3(d) to the extent such updates are material to the Company and its Subsidiaries and (ii) except as set forth in foregoing clause (i), no Purchaser Indemnified Party shall have right to information or communication with respect to such audit; provided, that the Purchaser and the Company shall keep any information in respect of such audit confidential; and

(c)            no Purchaser Indemnified Party shall have any right to control, participate or provide input on any audit process, proceedings or settlement in respect of the audit described in Section 9.3(d); provided, that the Sellers shall not settle such audit in any manner that would have a material adverse impact on the Tax attributes of the Company or its Subsidiaries as determined under Situation 2 of Rev. rul. 99-6 (for sake of clarity, such tax attributes shall be determined on the basis that Purchaser acquired the assets of the Company and its Subsidiaries).

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.1      Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or if sent by United States certified mail, return receipt requested, postage prepaid, shall be deemed duly given on delivery by United States Postal Service, or if sent by receipted overnight courier services or e-mail shall be deemed duly given on the Business Day received if received prior to 5:00 p.m. local time or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day, addressed to the respective Parties hereto as follows:

To the Purchaser,

or, after Closing, to

the Company:

with a copy to:

To the Sellers,

or, before Closing, to

the Company:	Maestro Health, Inc.
c/o AXA S.A.
25 Avenue Matignon
75008 Paris, France
Attn: Helen Browne, Group General Counsel
Email: helen.browne@axa.com

with a copy to:	Hogan Lovells US LLP
1601 Wewatta Street, Suite 900
Denver, CO 80202
Attn: Timothy Aragon; Russell Hedman
Email: timothy.aragon@hoganlovells.com;
russell.hedman@hoganlovells.com

or to such other Representative or at such other address as such Person may furnish to the other Parties in writing.

Section 10.2      Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties. Notwithstanding the foregoing sentence, each of the Sellers may assign or transfer any or all of its rights and obligations under this Agreement to an Affiliate of such Seller in connection with any internal restructuring without the prior written consent of the Purchaser so long as such Seller remains liable for all of its obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 10.3      Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules.

Section 10.4      Submission to Jurisdiction.

(a)            Each Party agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in the United States District Court for the District of Delaware. Each Party:

(i)             expressly and irrevocably consents and submits to the jurisdiction of the United States District Court for the District of Delaware in connection with any such legal proceeding, including to enforce any settlement, order or award;

(ii)           consents to service of process in any such proceeding in any manner permitted by the Laws of the State of Delaware, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.1 is reasonably calculated to give actual notice;

(iii)          agrees that the United States District Court for the District of Delaware shall be deemed to be a convenient forum;

(iv)          waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in the United States District Court for the District of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and

(v)            agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 10.4 by the United States District Court for the District of Delaware and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware or any other jurisdiction.

(b)            In the event of any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing Party shall be entitled to payment by the non-prevailing Party of all costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing Party, including any costs and expenses incurred in connection with any challenge to the jurisdiction or the convenience or propriety of venue of proceedings before any state or Federal court located in Delaware.

Section 10.5      Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES AND COVENANTS THAT NEITHER IT NOR ANY OF ITS AFFILIATES SHALL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS REFERENCED HEREIN OR THE SUBJECT MATTER OF SUCH AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. THE PURCHASER ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE COMPANY THAT THIS SECTION 10.5 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE COMPANY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS REFERENCED HEREIN. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.5 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 10.6      Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 10.7      Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

Section 10.8      Parties in Interest. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof, other than the provisions of (a) Section 5.6 (which are intended for the benefit of the Persons covered thereby or the Persons entitled to payment thereunder and may be enforced by such Persons); (b) Section 10.14, which are intended for the benefit of Prior Company Counsel, and may be enforced by such Prior Company Counsel; and (c) Section 10.16, which are intended for the benefit of the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), and may be enforced by such Persons.

Section 10.9      Amendment, Modification and Waiver. For the period commencing on the date hereof and ending on the Closing Date, this Agreement, including any Exhibit and the Disclosure Schedule, may be amended, modified or supplemented at any time only by written agreement signed by the Parties hereto, any failure of the Sellers to comply with any term or provision of this Agreement may be waived by the Purchaser, and any failure of the Purchaser to comply with any term or provision of this Agreement may be waived by the Sellers, at any time by an instrument in writing signed by or on behalf of such other Party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. From and after the Closing Date, this Agreement, including any Exhibit and the Disclosure Schedule, may be amended, modified or supplemented at any time only by written agreement signed by the Purchaser and the Sellers, and any failure of the Purchaser to comply with any term or provision of this Agreement may be waived by the Sellers. Further, neither the waiver by any of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Section 10.10  Integration. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof (except for the Confidentiality Agreement) and constitute the entire agreement among the Parties with respect thereto.

Section 10.11  Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Party such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the Transactions, in each case to the extent necessary to accomplish the purpose hereof or to assure to the other Party the benefits hereof.

Section 10.12  Time is of the Essence. Time is of the essence with respect to the Transactions.

Section 10.13  Transaction Costs. Each Party shall pay, and be solely responsible for, its own Transaction Expenses. No Party shall be responsible or liable for any other Party’s Transaction Expenses.

Section 10.14  Concerning the Company’s Counsel; Attorney Client Privilege.

(a)            The Purchaser, the Company and their respective Affiliates acknowledge and agree that Hogan Lovells US LLP (“Prior Company Counsel”) have acted as counsel for the Company and certain of its Affiliates for several years and that, in the event of any post-Closing disputes between the Parties, the Sellers reasonably anticipate that Prior Company Counsel may represent certain of them in such matters. Accordingly, the Purchaser, the Company and their respective Affiliates expressly consent to Prior Company Counsel’s representation of one or more of the Sellers in any post-Closing matter in which the interests of the Purchaser and the Company on the one hand, and the Sellers on the other hand, are adverse, whether or not such matter is one in which Prior Company Counsel may have previously advised the Company or its Affiliates and consent to the disclosure by Prior Company Counsel to the Sellers or any of their Affiliates, directors, members, partners, officers or employees of any information learned by Prior Company Counsel in the course of its representation of the Company or its Affiliates, whether or not such information is subject to attorney client privilege or Prior Company Counsel’s duty of confidentiality. The Purchaser, the Company and their respective Affiliates further covenant and agree that each shall not assert any claim against Prior Company Counsel in respect of legal services provided to the Company or its Affiliates by Prior Company Counsel in connection with this Agreement or the Transactions.

(b)            The Parties understand and agree that the Company and its Affiliates have been represented by Prior Company Counsel in connection with the Transactions (the “Engagement”). The Parties further understand and agree that the Company, prior to Closing, and the Sellers, after the Closing, shall have the sole right to control, assert and waive the attorney-client privilege with respect to any communications at any time between or among the Company or any of its Affiliates and Prior Company Counsel relating to the Engagement. Immediately prior to the Closing Date, all documents and communications generated and maintained by the Company or any of its Affiliates and Prior Company Counsel in connection with the Engagement shall become the exclusive property of the Sellers, notwithstanding whether any such documents or communications may be retained in the Company’s files or may come into the possession of the Purchaser after the Closing.

(c)            The Parties understand and agree that nothing in this Agreement, including the foregoing provision regarding the ownership and assertion of privilege shall be deemed to be a waiver of any applicable attorney-client privilege. The Parties further understand and agree that the Parties have each undertaken reasonable efforts to prevent the disclosure of confidential or attorney-client privileged information. Notwithstanding those efforts, the Parties further understand and agree that the consummation of the Transactions may result in the inadvertent disclosure of information that may be confidential or subject to a claim of privilege. The Parties further understand and agree that any disclosure of information that may be confidential or subject to a claim of privilege will not prejudice or otherwise constitute a waiver of any claim of privilege. The Parties agree to use reasonable best efforts to return promptly any inadvertently disclosed information to the appropriate Party upon becoming aware of its existence. This Section 10.14 shall be irrevocable, and no term of this Section 10.14 may be amended, waived or modified, without the prior written consent of the Sellers and their Affiliates and Prior Company Counsel affected thereby.

Section 10.15  Specific Performance.

(a)            Without limitation of all of the cumulative rights and remedies that a Party may have under this Agreement or to which it is entitled at law or in equity, including the ability to seek recovery for damages, during the period from the date hereof until the earlier of (i) the Closing or (ii) the termination of this Agreement pursuant to ARTICLE VIII, the remedies of each Party in the event of a breach by another Party shall include (A) termination of this Agreement in accordance with ARTICLE VIII and (B) specific performance in accordance with this Section 10.15. The Parties agree that irreparable damage would occur (for which monetary damages, even if available, would not be an adequate remedy) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, including a Party failing to take actions as are required of it under the Agreement to consummate the Transactions. Accordingly, it is agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement.

(b)            The right of specific enforcement is an integral part of the Transactions and each Party hereby agrees not to raise any objections to the availability of an injunction, the equitable remedy of specific performance or other equitable remedy to prevent or restrain breaches of this Agreement by such Party and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 10.15. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 10.15. To the extent any Party brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the End Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding.

Section 10.16  Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or the Purchaser under this Agreement or of or for any claim based on, arising out of, or related to this Agreement or the Transactions, other than liabilities arising from any such Person’s Fraud, criminal activity or willful misconduct.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

SELLERS:

X.L. AMERICA, INC.

By:	/s/ Christopher Buse
Name: Christopher Buse
Title: Director

SEAVIEW RE HOLDINGS INC.

By:	/s/ Christopher Buse
Name: Christopher Buse
Title: Director
AXA S.A.

By:	/s/ H. Matthew Crusey
Name: H. Matthew Crusey
Title: General Counsel, Reinsurance and Global Corporate AXA XL,
pursuant to a Power of Attorney dated 20 July 2022

PURCHASER:

MARPAI, INC.

By:	/s/ Edmundo Gonzalez
Name: Edmundo Gonzalez
Title: Chief Executive

[Signature Page to Purchase Agreement]

EXHIBIT 1

Closing Date Net Working Capital

Current Assets Cash & Cash Equivalents (A1) Accounts Receivable (A2) Other Current Assets (A3) Intercompany Receivables (A4)
Total Current Assets (A =A1 + A2 + A3 + A4) Current Liabilities Accounts Payable (B1) Accrued Expenses (B2) Deferred Revenue (B3) Other Current Liabilities (B4) Intercompany Payables (B5)
Total Current Liabilities (B = B1 + B2 + B3 + B4 + B5)
Working Capital (C=A-B)
Adjustments to Current Assets Total Current Assets excluding Cash (A’1=A-A1) Remove Other Receivable AXA (A’2) Remove Intercompany Rec (A’3)
Adjusted Current Assets (A’ = A’1 + A’2 + A’3)
Adjusted Current Liabilities
Total Current Liabilities (B’1=B) Remove Accrued Interest (B’2) Remove AXA Loan (B’3) Remove Misc Liabilities (B’4)
Adjusted Current Liabilities (B’= B’1 + B’2 + B’3 + B’4)
Closing Date Adjusted Net Working Capital (C’ =A’-B’)

EXHIBIT 2

Accumulated Annual Payments Schedule

DATE	MINIMUM AGGREGATE ANNUAL PAYMENTS
12/31/2024	$5,000,000
12/31/2025	$11,000,000
12/31/2026	$19,000,000

EXHIBIT 3

FORM OF AXA NOTE ASSIGNMENT

RECEIVABLE SALE AND ASSIGNMENT AGREEMENT DATED [***] 2022

BETWEEN

(1)	AXA S.A., a French anonyme duly incorporated and existing under the laws of France, whose registered office is located at 25, avenue Matignon – 75008 Paris, France, registered with the registry of commerce and companies of Paris under the number 572 093 920 (the “Assignor”); and

(2)	MARPAI, INC, a New York corporation, having its registered office is at [***], registered under number [***] (the “Assignee”),

IN THE PRESENCE OF

(3)	MAESTRO HEALTH LLC., a limited liability company having its registered office at 500 w Madison St, Suite 1250, Chicago, IL 60661, USA, registered under number 46-2712935 (the “Assigned Debtor”).

PREAMBLE

(a)	Pursuant to a term loan agreement (the “Loan Agreement”) entered into between the Assignor (in its capacity as lender) to the benefit of the Assigned Debtor (in its capacity as borrower) on 11 May 2022, the Assignor holds a receivable over the Assigned Debtor for an amount of USD 59,900,000 (fifty-nine million nine hundred thousand US dollars) as of the date hereof plus the amount of any accrued interest under the Loan Agreement (the “Receivable”).

(b)	Pursuant to a purchase agreement entered into between the Assignor, X.L. AMERICA, INC., and SEAVIEW RE HOLDINGS INC. on August 4, 2022 relating to the contemplated sale of the Assigned Debtor (the “Purchase Agreement”), the Assignor undertook to sell the Receivable to the Assignee.

(c)	In this context, the parties have agreed to enter into this receivable sale and assignment agreement in relation to the assignment and transfer of the Receivable to the Assignee (the “Agreement”).

IT IS AGREED AS FOLLOWS:

1.	TRANSFER

In accordance with the terms of this Agreement, the Assignor hereby transfers and assigns to the Assignee, the Receivable (with any rights, titles, interests and benefits attached to it) to the Assignee, who accepts such assignment, in the presence of the Assigned Debtor, in accordance with the provisions of articles 1321 et seq. of the French Civil Code.

2.	PURCHASE OF THE RECEIVABLE

(a)	The parties agree that the Assignee shall pay the Assignor the purchase price of USD22,100,000 (twenty-two million one hundred thousand US dollars) (the “Purchase Price”) in consideration for the Receivable payable to Assignor in accordance with the provisions of the Purchase Agreement.

(b)	The Assignor acknowledges that the calculation and payment mechanics of the Purchase Price shall be set out in the terms of the Purchase Agreement.

(c)	In the event of any conflict between the terms of the Purchase Agreement and this Agreement with respect to the calculation and payment mechanics of the Purchase Price, the terms of the Purchase Agreement shall prevail.

3.	ASSIGNMENT OF THE RECEIVABLE AND RELEASE OF THE ASSIGNOR

(a)	In accordance with the provisions of Article 1323 et seq. of the French Civil Code, the assignment of the Receivable is effective as of the date hereof (the “Effective Date”).

(b)	The Assigned Debtor acknowledges that as of the Effective Date:

(i)            the assignment of the Receivable, is hereby fully enforceable against it by the Assignee in accordance with Article 1324 of the French Civil Code;

(ii)            it shall be the debtor of the Assignee in respect of the Receivable ; and

(iii)          the Assignor is fully released from the entirety of its present and future obligations (including any ancillary obligations) as lender to the Loan Agreement and creditor under the Receivable and expressly consents thereto.

(c)	The Assigned Debtor (in its capacity as borrower under the Loan Agreement) and the Assignor (as lender) hereby agree that solely as between Assigned Debtor and Assignor, the Loan Agreement shall automatically be terminated immediately after the assignment of the receivable in accordance with the terms hereof without any obligation or liability of the parties and agree to the assignment and transfer of the Assignor’s rights and obligations under the Loan Agreement to the Assignee in accordance with the terms of this Agreement. (i) Assignor hereby releases Assigned Debtor from any and all its obligations under the Loan Agreement, all of which are hereby assigned to Assignee (without any representation or warranty whatsoever being made by the Assignor with respect to such obligations) and (ii) Assignee hereby releases Assignor from any and all of its obligations under the Loan Agreement and waives any right or claim against the Assignor in connection with the assignment of such obligations.

4.	NO HARDSHIP

Each Party hereby acknowledges that the provisions of article 1195 of the French Code civil shall not apply to it with respect to its obligations under the Agreement and that it shall not be entitled to make any claim under article 1195 of the French Code civil.

5.	GOVERNING LAW AND JURISDICTION

5.1       GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by French law.

5.2       JURISDICTION

The Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

[Signatures on the following page]

Executed on the date specified above.

AXA S.A.
Assignor By: [***]

By: [***]

MARPAI, INC.

Assignee

“
By: [***]

MAESTRO HEALTH, LLC
Assigned Debtor

“
By: [***]